**PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION**

TARO PHARMACEUTICAL INDUSTRIES LTD.

October       , 2012

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of the shareholders (which we refer to as the “extraordinary general meeting”) of Taro Pharmaceutical Industries Ltd. (which we refer to as the “Company” or “Taro”) and the class meeting (which we refer to as the “ordinary class meeting” and together with the extraordinary general meeting, the “meetings”) of the holders of the Company’s ordinary shares, nominal value NIS 0.0001 per share of Taro (which we refer to as the “ordinary shares”) to be held on November        , 2012, at 10:00 a.m., Israel time, and November        , 2012, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, respectively, at the offices of Taro, Euro Park, Italy House, Yakum, Israel.  Following the ordinary class meeting, a class meeting of the holders of the Company’s founders’ shares (which we refer to as the “founders class meeting” and together with the ordinary class meeting, the “class meetings”) will be held.  At the meetings, you will be asked to consider and vote on the approval, pursuant to Section 320 of the Companies Law, 5759-1999 of the State of Israel (which, together with the regulations promulgated thereunder, we refer to as the “Companies Law”), of the merger of Taro with Aditya Acquisition Company Ltd., a company formed under the laws of the State of Israel (which we refer to as “Merger Sub”), under the control of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India (which we refer to as “Sun Pharma”), and a direct, wholly owned subsidiary of Alkaloida Chemical Company Exclusive Group Limited, a company formed under the laws of Hungary (which we refer to as “Alkaloida”), including approval of: (i) the Agreement of Merger, dated as of August 12, 2012, by and among Sun Pharma, Alkaloida, Merger Sub and Taro (which we refer to as the “merger agreement”); (ii) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Taro, with Taro surviving and becoming an indirect, wholly owned subsidiary of Sun Pharma and its affiliates (which we refer to as the “merger”); and (iii) all other transactions contemplated by the merger agreement.  A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

If the merger is completed, Taro’s shareholders, other than Sun Pharma and any of its affiliates and Taro and any of its subsidiaries, will receive $39.50 in cash (which we refer to as the “merger consideration”), without any interest thereon, subject to the withholding of any applicable taxes, for each ordinary share, held as of immediately prior to the effective time of the merger.

As of October 4, 2012, the closing per share price of the ordinary shares on the New York Stock Exchange (which we refer to as the “NYSE”) was $46.15.  Shareholders of Taro selling ordinary shares in the market may be able to obtain a per share price that is higher than the merger consideration for some or all of their ordinary shares.

Your vote is very important, regardless of the number of ordinary shares you own.  The merger agreement, the merger and the other transactions contemplated by the merger agreement must be approved by: (i) 75% of the voting power of Taro present and voting at the extraordinary general meeting in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (the shareholders described in (A) and (B), the “Interested Shareholders”) (unless the total voting power of the Company held by holders other than the Interested Shareholders and voting against the merger does not exceed 2% of the total voting power of the Company); (ii) 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy.

Record holders of our outstanding ordinary shares as of the close of business in New York City on October        , 2012, the record date, are entitled to notice of and to one vote at the meetings or any adjournment or postponement thereof per ordinary share held.  Each of Sun Pharma and Alkaloida has agreed to vote or cause to be voted in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement all of the ordinary shares it beneficially owns and has the power to vote or cause to be voted, equal to approximately 66.0% of the issued and outstanding ordinary shares and all of the founders’ shares beneficially owned by each of them (which constitute 100% of the founders’ shares), which together represent approximately 77.5% of the aggregate voting power of Taro.

After careful consideration, the special committee of our board of directors composed entirely of independent directors (which we refer to as the “Special Committee”) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the unaffiliated shareholders of Taro and Taro’s audit committee determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Taro and its shareholders.  The Special Committee and the audit committee each recommended to the board of directors the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.  Our board of directors has (i) upon such recommendations, (a) determined that the merger is advisable and fair to, and in the best interests of, Taro and its shareholders, (b) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (c) determined to recommend to the shareholders of Taro the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and (ii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the surviving company in the merger will be unable to fulfill the obligations of Taro to its creditors.

To vote your shares, you may use the enclosed proxy card or vote via telephone or the Internet or attend the meetings in person, or both.  On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet, as soon as possible, even if you currently plan to attend the meetings.  It is important that your shares be represented and voted at the meetings.  If you attend the meetings, you may vote in person if you wish, even though you have previously returned your proxy card or voted via telephone or the Internet.  If you have any questions, please feel free to contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 (from the United States and Canada) or collect at (212) 929-5500 (from other locations).  Banks and brokers may call (212) 929-5500.

The enclosed proxy statement provides you with detailed information about the merger agreement, the merger and the other transactions contemplated by the merger agreement.  In addition, you may obtain information about Taro from documents filed with the United States Securities and Exchange Commission.  We encourage you to read the entire proxy statement carefully.

Thank you for your support of Taro.

Sincerely,

Kal Sundaram
Chairman of the Board of Directors

2

**PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION**

TARO PHARMACEUTICAL INDUSTRIES LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
AND CLASS MEETING OF THE HOLDERS OF ORDINARY SHARES
AND CLASS MEETING OF THE HOLDERS OF FOUNDERS’ SHARES

TO BE HELD ON NOVEMBER     , 2012

To our Shareholders:

Notice is hereby given that an extraordinary general meeting of the shareholders (which we refer to as the “extraordinary general meeting”) of Taro Pharmaceutical Industries Ltd. (which we refer to as the “Company” or “Taro”) and the class meeting (which we refer to as the “ordinary class meeting” and together with the extraordinary general meeting, the “meetings”) of the holders of the Company’s ordinary shares, nominal value NIS 0.0001 per share of Taro (which we refer to as the “ordinary shares”) to be held on November    , 2012, at 10:00 a.m., Israel time, and November     , 2012, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, respectively, at the offices of Taro, Euro Park, Italy House, Yakum, Israel.  Following the ordinary class meeting, a class meeting of the holders of the Company’s founders’ shares (which we refer to as the “founders class meeting” and together with the ordinary class meeting, the “class meetings”) will be held.  At the meetings, you will be asked to consider and vote on the approval, pursuant to Section 320 of the Companies Law, 5759-1999 of the State of Israel (which we refer to, together with the regulations promulgated thereunder, as the “Companies Law”), of the merger of Taro with Aditya Acquisition Company Ltd., a company formed under the laws of the State of Israel (which we refer to as “Merger Sub”), under the control of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India (which we refer to as “Sun Pharma”), and a direct, wholly owned subsidiary of Alkaloida Chemical Company Exclusive Group Limited, a company formed under the laws of Hungary (which we refer to as “Alkaloida”), including approval of: (i) the Agreement of Merger, dated as of August 12, 2012, by and among Sun Pharma, Alkaloida, Merger Sub and Taro (which we refer to as the “merger agreement”); (ii) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Taro, with Taro surviving and becoming an indirect, wholly owned subsidiary of Sun Pharma and its affiliates (which we refer to as the “merger”); and (iii) all other transactions contemplated by the merger agreement.  A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

If the merger is completed, Taro’s shareholders, other than Sun Pharma and any of its affiliates and Taro and any of its subsidiaries, will receive $39.50 in cash (which we refer to as the “merger consideration”), without any interest thereon, subject to the withholding of any applicable taxes, for each ordinary share held as of immediately prior to the effective time of the merger.  As of October 4, 2012, the closing per share price of the ordinary shares on the New York Stock Exchange (which we refer to as the “NYSE”) was $46.15.  Shareholders of Taro selling ordinary shares in the market may be able to obtain a per share price that is higher than the merger consideration for some or all of their ordinary shares.

The merger agreement, the merger and the other transactions contemplated by the merger agreement are described more fully in the attached proxy statement, which we urge you to read in its entirety.

Only shareholders of record as of the close of business in New York City on October     , 2012, are entitled to notice of and to vote at the meetings or any adjournment or postponement thereof.  Holders of the Company’s ordinary shares are not entitled to appraisal rights under Israeli law.

Discussion at each of the meetings will commence if a quorum is present.  A quorum for each of the meetings is constituted by three or more shareholders who are present in person or by proxy, or who have delivered to the Company a proxy card or voted via telephone or the Internet indicating their manner of voting, holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares.  If a quorum is not present within half an hour of the time designated for each of the meetings, the meetings will be adjourned until November     , 2012, at the same time and place.  At any adjourned meeting, any two shareholders who are present in person or proxy, who have delivered a proxy card or voted via telephone or the Internet, will constitute a quorum.

Your vote is very important.  The merger agreement, the merger and other transactions contemplated by the merger agreement must be approved by: (i) 75% of the voting power of the Company present and voting at the extraordinary general meeting in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (the shareholders described in (A) and (B), the “Interested Shareholders”) (unless the total voting power of the Company held by holders other than the Interested Shareholders and voting against the merger agreement, the merger and the other transactions contemplated by the merger agreement does not exceed 2% of the total voting power of the Company); (ii) 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy.

Record holders of our outstanding ordinary shares as of the close of business in New York City on October     , 2012, the record date, are entitled to notice of, and one vote at the meetings or any adjournment or postponement thereof per ordinary share held.  Each of Sun Pharma and Alkaloida has agreed to vote or cause to be voted in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement all of the ordinary shares they beneficially own and have the power to vote or cause to be voted, equal to approximately 66.0% of the issued and outstanding ordinary shares and all of the founders’ shares beneficially owned by them (which constitute 100% of the founders’ shares), which together represent approximately 77.5% of the aggregate voting power of Taro.

All shareholders are cordially invited to attend the meetings in person.  Even if you plan to attend in person, we request that you complete, sign, date and return the enclosed proxy, or vote via telephone or the Internet by no later than by 10:00 a.m., Israel time, on November     , 2012, and thus ensure that your shares will be represented at the meetings if you are unable to attend.  If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.  If you fail to return your proxy card, your shares will not be counted for the purposes of determining whether a quorum is present at the meetings.

Every shareholder voting at the meetings, or prior thereto by means of the enclosed proxy card, is requested to notify Taro if such shareholder has a “personal interest,” as such term is defined in the Companies Law in connection with the merger agreement, the merger and the transactions contemplated by the merger agreement.  By signing and mailing the enclosed proxy card or voting by telephone or by Internet you confirm, unless you specifically indicate otherwise on the proxy card or respond otherwise by telephone or by Internet, that you do not have a “personal interest.”

For this purpose, “personal interest” is defined as: (1) a shareholder’s personal interest in the approval of the transactions contemplated by the merger agreement, including (a) the personal interest of his or her relative (which includes for these purposes such person’s spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing); and (b) a personal interest of a corporate body in which a shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in the Company.  Under the Companies Law, in the case of a person voting by proxy for another person, “personal interest” includes a personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to vote.

The Company will retain a nationally recognized independent inspector of elections to tabulate the vote and to determine the vote of the disinterested shareholders.

Whether or not you plan to attend the meetings, please take the time to vote your shares by completing, signing and promptly mailing the enclosed proxy card to us in the enclosed, postage-paid envelope, or vote via telephone or the Internet.  If you do attend the meetings, you may vote in person, whether or not you have already signed and returned your proxy card, or voted via telephone or the Internet.  You may revoke your proxy at any time before it is voted.  Please review the proxy statement accompanying this notice for more complete information regarding the meetings and the matters proposed for your consideration at the meetings.

By order of the Board of Directors,

Kal Sundaram
Chairman of the Board of Directors

 October     , 2012

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement.  Any representation to the contrary is a criminal offense.

2

TABLE OF CONTENTS

Summary Term Sheet	1

Special Factors	6

General	6

Background to the Merger	6

Recommendations of the Special Committee, the Audit Committee and the Board of Directors; Fairness of the Merger	8

Opinion of the Special Committee’s Financial Advisor	12

Interests of Taro’s Executive Officers and Directors in the Merger	15

Position of Sun Pharma, Alkaloida and Merger Sub as to Fairness of the Merger	16

Purposes and Effects of the Merger; Reasons for the Merger	17

Financing of the Merger	18

No Appraisal Rights	18

Anticipated Accounting Treatment of the Merger	18

Material United States Federal Income Tax Consequences of the Merger	19

Material Israeli Income Tax Consequences of the Merger	20

Provisions for Unaffiliated Shareholders	21

Estimated Fees and Expenses	21

Plans for Taro after the Merger	21

Certain Financial Projections	22

The Merger Agreement	24

The Merger	24

Effective Time	24

Merger Consideration	24

Payment Procedures	24

Representations and Warranties	25

Proxy Statement; Schedule 13E-3; Shareholder Meeting	25

Merger Sub General Meeting	26

Changes in Board Recommendation and Special Committee Recommendation	26

Regulatory Matters	26

Notice of Certain Events; Communications with Government Bodies	27

Stock Exchange Delisting	27

Stock Options	27

Additional Agreements	27

i

Disclosure	27

Director and Officer Indemnification and Insurance	27

Conditions to Completion of the Transaction	28

Termination of the Merger Agreement	29

Expenses	29

Extension, Waiver and Amendment of the Merger Agreement	30

Applicable Law	30

Equitable Remedies	30

Attorneys’ Fees	30

Questions and Answers about the Merger	31

Caution Regarding Forward-Looking Statements	35

Market Price and Dividend Data	36

Ratio of Earnings to Fixed Charges	36

Book Value per Share	36

Summarized Financial Information	38

Extraordinary General Meeting and Class Meeting of the Holders of Ordinary Shares and Class Meeting of the Holders of Founders’ Shares	39

General	39

Date, Time, Place	39

Purpose of the Meetings	39

Record Date; Shares Entitled to Vote; Quorum	39

Votes Required	39

Voting by Certain Directors and Executive Officers and their Affiliates	40

Procedures for Voting; Proxies; Revocation	40

Solicitation of Proxies	41

Householding of Meeting Materials	41

Adjournment	41

The Companies	41

Taro	41

Sun Pharma	41

Alkaloida	41

Merger Sub	42

Recommendation of Taro’s Board of Directors	43

Beneficial Ownership of Taro Shares	43

Directors and Executive Officers of Taro, Sun Pharma, Alkaloida and Merger Sub	44

Directors and Executive Officers of Taro	44

ii

Directors and Executive Officers of Sun Pharma	47

Directors and Executive Officers of Alkaloida	50

Director of Merger Sub	52

Certain Purchases and Sales of Taro Shares	52

Transactions Between Sun Pharma and Taro	53

Where You Can Find More Information	53

Appendix A—Agreement of Merger, dated as of August 12, 2012, by and among Sun Pharmaceutical Industries Limited, Alkaloida Chemical Company Exclusive Group Limited, Aditya Acquisition Company Ltd. and Taro Pharmaceutical Industries Ltd.

Appendix B—Opinion of Citigroup Global Markets Inc. to the Special Committee of the Board of Directors of Taro, dated August 12, 2012

Appendix C—Form of Proxy Card

iii

**PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION**

TARO PHARMACEUTICAL INDUSTRIES LTD.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
AND CLASS MEETING OF THE HOLDERS OF ORDINARY SHARES

TO BE HELD ON NOVEMBER     , 2012

PROXY STATEMENT

This proxy statement contains information relating to the extraordinary general meeting of the shareholders of Taro and the class meeting of the holders of Taro’s ordinary shares.  We are furnishing this proxy statement to shareholders of Taro as part of the solicitation of proxies by Taro’s board of directors for use at the extraordinary general meeting and class meeting of the holders of Taro’s ordinary shares.  This proxy statement is dated October     , 2012 and is first being mailed to shareholders on or about October     , 2012.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you.  We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet.  To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents we refer to herein.  See “Where You Can Find More Information.”

The Companies (Page41)

Taro Pharmaceutical Industries Ltd. (“Taro” or the “Company”)
14 Hakitor Street
Haifa Bay 26110, Israel
Telephone: +972 9 9711800

Taro is a multinational, science-based pharmaceutical company.  Among other things, it develops, manufactures and markets branded and generic prescription and over-the-counter pharmaceutical products primarily in the United States, Canada and Israel.  Its primary areas of focus include creams and ointments, liquids, capsules and tablets, mainly in dermatology and in the pediatric, cardiovascular, neuropsychiatric and anti-inflammatory therapeutic categories.  Taro operates principally through three entities: Taro Pharmaceutical Industries Ltd., and two of its subsidiaries, Taro Pharmaceuticals Inc. and Taro Pharmaceuticals U.S.A., Inc.  See “The Companies—Taro.”

Sun Pharmaceutical Industries Ltd. (“Sun Pharma”)
17/B, Mahal Industrial Estate,
Mahakali Caves Road,
Andheri (East), Mumbai 400 093 India
Telephone: +91 22 66455645

Sun Pharma is an international, integrated, specialty pharmaceutical company.  It manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, the United States and several other markets across the world.  In India, the company is a leader in niche therapy areas of psychiatry, neurology, cardiology, gastroenterology, orthopedics and ophthalmology.  See “The Companies—Sun Pharma.”

Alkaloida Chemical Company Exclusive Group Ltd. (“Alkaloida”)
Kabay János u. 29
H-4440 Tiszavasvari,
Hungary
Telephone: +3648521004

Alkaloida is an indirect controlled subsidiary of Sun Pharma.  See “The Companies—Alkaloida.”

Aditya Acquisition Company Ltd. (“Merger Sub”)
c/o Alkaloida Chemical Company Exclusive Group Ltd.
Kabay János u. 29
H-4440 Tiszavasvari,
Hungary
Telephone: +3648521004

Merger Sub is an Israeli company controlled by Sun Pharma and wholly owned by Alkaloida that was organized solely for the purpose of entering into a transaction with Taro and has not conducted any business operations.  See “The Companies—Merger Sub.”

The Merger (Page 24)

Taro, Sun Pharma, Alkaloida and Merger Sub entered into the merger agreement on August 12, 2012.  Under the merger agreement, Merger Sub will merge with and into Taro and each ordinary share of Taro, nominal value NIS 0.0001 per share, outstanding immediately prior to the effective time of the merger (other than outstanding shares of Taro held by Sun Pharma and any of its affiliates or Taro and any of its subsidiaries) will automatically be converted into and represent solely the right to receive $39.50 in cash, without interest and less any applicable withholding tax.  Taro will become an indirect wholly owned subsidiary of Sun Pharma and its affiliates.

See “The Merger Agreement—The Merger.”

Merger Consideration (Page 24)

If the merger is completed, under the merger agreement, each outstanding ordinary share of Taro (other than outstanding shares of Taro held by Sun Pharma and any of its affiliates or Taro and any of its subsidiaries) will automatically be converted into and represent solely the right to receive $39.50 in cash, without interest and less any applicable withholding tax.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Taro shareholder and will have no rights as a shareholder of Sun Pharma or any of its affiliates.  You will receive written instructions from the paying agent appointed by Sun Pharma and Alkaloida for sending in your share certificates and receiving the cash consideration to which you will be entitled.

See “The Merger Agreement—Merger Consideration.”

Treatment of Options Outstanding under our Share Plans (Page 27)

Each Taro option outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, shall be cancelled and each holder of such Taro option shall receive a cash payment as promptly as practicable following the effective time of the merger in respect of each such Taro option in an amount equal to the amount, if any, by which $39.50 exceeds the exercise price of the Taro option, less all applicable tax withholding and other authorized deductions.  Each Taro option with an exercise price greater than $39.50 will be cancelled, without the payment of any consideration.

See “The Merger Agreement—Stock Options.”

Market Price (Page 36)

Our ordinary shares are quoted on the New York Stock Exchange (which we refer to as the “NYSE”), under the symbol “TARO.” On October 17, 2011, the last full trading day before the public announcement of Sun Pharma’s offer to take Taro private, the closing per share price of our ordinary shares on the Pink Sheets Electronic Quotation Service (which we refer to as the “Pink Sheets”) was $19.45.  On October     , 2012, the last full trading day prior to the date of this proxy statement, the closing price for our ordinary shares on the NYSE was $     per share.  See “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of the Merger (Page 19)

The exchange of our shares for the cash merger consideration will be a taxable transaction to our shareholders for U.S. federal income tax purposes.  See “Special Factors—Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation.  We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

Material Israeli Income Tax Consequences of the Merger (Page 20)

Your receipt of cash in exchange for your ordinary shares pursuant to the merger agreement will be a taxable transaction for Israeli tax purposes, unless a specific exemption is available under Israeli tax law or unless a double taxation prevention treaty between Israel and your country of residence provides otherwise.  Certain exemptions from Israeli tax may apply to non-residents, including U.S. residents.  You may be required to provide certain declarations regarding your status and shareholdings for the purposes of evaluating the applicability of Israeli withholding tax.  See “Special Factors—Material Israeli Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation.  We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

No Appraisal Rights (Page 18)

Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Creditors’ Rights

Our board of directors has unanimously determined, considering the financial position of Taro and Merger Sub, that no reasonable concern exists that considering the financial condition of Taro and Merger Sub, following the merger, Taro, as the surviving corporation, would be unable to fulfill its obligations to its creditors.  However, our creditors may file objections to the merger with an Israeli district court, which may, in its discretion, provide a remedy, including suspension or enjoinment of the merger, to any creditor of Taro or Merger Sub who so objects if the court determines that there is a reasonable concern that, following the merger, we will not be able to fulfill our obligations to our creditors or any creditors of Merger Sub.

Recommendations of the Special Committee, the Audit Committee and the Board of Directors; Fairness of the Merger (Page 9)

After careful consideration, acting on the unanimous recommendation of each of the Special Committee and the audit committee, the board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Taro and its shareholders.  Each of the Special Committee, the audit committee and the board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.  Accordingly, Taro’s board of directors unanimously recommends that Taro shareholders vote “FOR” the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In making these determinations and recommendations, each of the Special Committee, the audit committee and the board of directors considered a number of factors, including those described in the section of this proxy statement entitled “Special Factors—Recommendations of the Special Committee, Audit Committee and the Board of Directors; Fairness of the Merger.”

Opinion of the Special Committee’s Financial Advisor (Page 12)

Citigroup Global Markets Inc. (which we refer to as “Citi”), was retained to act as financial advisor to the Special Committee in connection with the proposed transaction.  In connection with this engagement, the Special Committee requested Citi to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Taro ordinary shares (other than Sun Pharma and its affiliates).  On August 12, 2012, at a meeting of the Special Committee, Citi rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated August 12, 2012, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Taro ordinary shares (other than Sun Pharma and its affiliates).  The full text of Citi’s written opinion, which is attached to this proxy statement as Appendix B, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken.  The summary of Citi’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion.  Citi’s opinion was provided to the Special Committee in connection with its evaluation of the merger consideration from a financial point of view.  Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger.  Citi’s opinion does not address the underlying business decision of Taro to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Taro or the effect of any other transaction in which Taro may engage.  See “Special Factors—Opinion of the Special Committee’s Financial Advisor.”

Position of Sun Pharma, Alkaloida and Merger Sub as to Fairness of the Merger (Page 15)

Under the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) rules governing “going private” transactions, Sun Pharma, Alkaloida and Merger Sub are required to provide certain information regarding their position as to the fairness of the merger to shareholders unaffiliated with Sun Pharma, Alkaloida or Merger Sub and who will be cashed-out in the merger.  Sun Pharma, Alkaloida and Merger Sub are making the statements included herein solely for purposes of complying with such requirements.  The views of Sun Pharma, Alkaloida and Merger Sub should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Sun Pharma, Alkaloida and Merger Sub believe that the merger is fair to our shareholders who are unaffiliated with Sun Pharma, Alkaloida and Merger Sub.  See “Special Factors—Position of Sun Pharma, Alkaloida and Merger Sub as to Fairness of the Merger.”

Purposes and Effects of the Merger; Reasons for the Merger (Page 17)

Purpose of Taro

The purpose of Taro’s engaging in the merger at this time is to enable Taro’s unaffiliated shareholders to realize the value of their investment in Taro in cash, for Taro to gain a larger and more varied product portfolio and customer base and to provide Taro with additional capabilities, including access to Sun Pharma’s research and development resources.  See “Special Factors—Purposes and Effects of the Merger; Reasons for the Merger—Taro’s Purpose and Reasons.”

Purpose of Sun Pharma, Alkaloida and Merger Sub

The purpose of Sun Pharma’s, Alkaloida’s and Merger Sub’s engaging in the merger at this time is to increase the ownership of ordinary shares by Sun Pharma and any of its affiliates and Alkaloida from the current position of approximately 66.0% of the outstanding ordinary shares to 100%.  Upon completion of the merger, Taro will become indirectly wholly owned by Sun Pharma and its affiliates.  See “Special Factors—Purposes and Effects of the Merger; Reasons for the Merger—Sun Pharma’s, Alkaloida’s and Merger Sub’s Purpose and Reasons.”

Effects of the Merger

As a result of the proposed merger, all ordinary shares, other than ordinary shares beneficially owned by Sun Pharma and any of its affiliates and Taro and any of its subsidiaries, will be converted into the right to receive $39.50 per share, without interest and subject to applicable withholding taxes.

In addition, the merger agreement provides that each Taro option outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested and having an exercise price of less than or equal to $39.50, will be cancelled in exchange for the right to receive an amount in cash per option equal to $39.50, less the exercise price of such option and any applicable withholding tax and each Taro option with an exercise price greater than $39.50 will be cancelled, without the payment of any consideration.

Sun Pharma and its affiliates, as the owners of Taro (the surviving entity in the merger) and its business following the effective time, will be the only beneficiaries of any earnings and growth of Taro following the proposed merger.

Upon completion of the proposed merger, the ordinary shares of Taro will cease to be listed on the NYSE, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

Financing of the Merger (Page 18)

Sun Pharma and Alkaloida have advised us and represented in the merger agreement that they had sufficient funds to pay the aggregate merger consideration as of the date of the merger agreement and they will have sufficient funds to pay the aggregate merger consideration as of the closing date.  The merger is not subject to a financing condition.  See “Special Factors—Financing of the Merger.”

The Extraordinary General Meeting and Class Meetings of Taro’s Shareholders (Page 39)

Date, Time and Place.  The extraordinary general meeting of Taro shareholders, the class meeting of the holders of Taro’s ordinary shares and the class meeting of the holders of Taro’s founders’ shares will be held on November     , 2012 at 10:00 a.m., Israel time, November     , 2012, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, and November     , 2012, at 12:00 (noon), Israel time, or immediately after the conclusion of the class meeting of Taro’s ordinary shares, whichever is later, respectively, at the offices of Taro, Euro Park, Italy House, Yakum, Israel, to consider and vote upon a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, as more fully described in this proxy statement.

Record Date and Voting Power.  You are entitled to vote at the meetings if you own any of our shares at the close of business in New York City on October     , 2012, the record date for the meetings.  You will have one vote at the meetings for each share you own at the close of business on the record date.  As of October     , 2012, there were      ordinary shares and 2,600 founders’ shares issued and outstanding.  As of October     , 2012, Sun Pharma and its affiliates and our directors and executive officers and their affiliates beneficially own or control approximately 66.0% of the ordinary shares and 100% of the founders’ shares, which together represent in the aggregate approximately 77.5% of the total voting power.  As of that date, Sun Pharma beneficially owned through Alkaloida and other subsidiaries 29,497,813 ordinary shares.  See “Special Factors—Interests of Taro’s Executive Officers and Directors in the Merger” (page 15).

Quorum.  A quorum of shareholders is necessary to hold a meeting.  A quorum is present if three shareholders are present in person or by proxy holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares.  In the event that a quorum is not present at the relevant meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

Procedures for Voting.  You may vote by any of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope;

•	via telephone or the Internet; or

•	by appearing and voting in person at the meetings.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker or banker to vote your shares by following the instructions provided by your broker or banker.  Your broker or banker will not vote your shares without instructions from you.  Remember, if you fail to instruct your broker or banker to vote your shares, your vote will not be counted for purposes of approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Required Vote.  The approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of (i) 75% of the voting power of the Company present and voting at the extraordinary general meeting of Taro’s shareholders in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (unless the total voting power of the Company held by holders other than those described in (A) and (B) above and voting against the merger does not exceed 2% of the total voting power of the Company); (ii) 75% of the ordinary shares present and voting at the class meeting of the ordinary shares in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the class meeting of the founders’ shares in person or by proxy.

Interests of Taro’s Executive Officers and Directors in the Merger (Page 15)

When considering the recommendation of the audit committee, the Special Committee and the board of directors, you should be aware that all members of our board of directors and certain of our executive officers have interests in the merger in addition to their interests as Taro shareholders generally.  These interests include, among other things:

•	Current members of the board of directors of Taro who are affiliated with Sun Pharma may continue serving on the board of directors of Taro following the consummation of the merger;

•	Current executive officers of Taro are expected to continue their employment with Taro following the consummation of the merger;

•
Sun Pharma, Alkaloida and Merger Sub have agreed to provide indemnification and liability insurance benefits to present and former directors and executive officers of Taro and its subsidiaries for a period of seven years following the consummation of the merger; and

•
Taro directors and executive officers hold options to purchase ordinary shares, which will entitle their holders to the right to receive an amount in cash equal to the excess, if any, of $39.50 over the exercise price of such options, without interest thereon and less any applicable withholding taxes.  (See “The Merger Agreement—Stock Options”).  Assuming the transaction had closed on August 24, 2012, the aggregate benefit to all executive officers and directors as a group (21 persons) as a result of the outstanding options at closing in connection with the transaction would have been $503,260.

In addition, as of August 12, 2012 and October     , 2012, the record date of the meetings, Sun Pharma beneficially owned 29,497,813 ordinary shares, or approximately 66.0% of our issued and outstanding ordinary shares and 100% of our issued and outstanding founders’ shares, representing in the aggregate approximately 77.5% of the total voting power in Taro’s shares.

These interests may be different from, or in addition to, your interests as Taro shareholders.  The members of the Special Committee, the audit committee and the board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.  See “Special Factors—Interests of Taro’s Executive Officers and Directors in the Merger.”

The Merger Agreement (Page 24)

Conditions to the Closing of the Merger.  The obligations of Sun Pharma, Alkaloida and Merger Sub, on the one hand, and Taro, on the other hand, to complete the merger are subject to the satisfaction of certain conditions.  See “The Merger Agreement—Conditions to Completion of the Transaction.”

Termination of the Merger Agreement.  Either Sun Pharma and Alkaloida, on the one hand, or Taro, on the other hand, may terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.  See “The Merger Agreement—Termination of the Merger Agreement.”

Expenses.  The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses.  See “The Merger Agreement—Expenses.”

SPECIAL FACTORS

General

The merger agreement provides that, subject to certain conditions, Merger Sub will merge with Taro, with Taro continuing as the surviving company in the merger.  A copy of the merger agreement is attached as Appendix A to this proxy statement.  You are urged to, and you should, read the merger agreement in its entirety because it is the legal document governing the merger.

Background to the Merger

Beginning in May 2007, Sun Pharma together with its affiliates (for purposes of this “Background to the Merger” section, “Sun Pharma” includes, collectively, Sun Pharma and such affiliates) began acquiring shares of Taro in various transactions, including negotiated transactions with Taro and shareholders of Taro, open-market purchases and a tender offer.  As of October 18, 2011, Sun Pharma beneficially owned approximately 66.0% of Taro’s ordinary shares and 100% of Taro’s founders’ shares and controlled approximately 77.5% of the voting power of Taro. On September 21, 2010, Sun Pharma and its affiliates consummated the acquisition of a controlling stake in Taro that increased their equity ownership and voting rights from approximately 36.4% to approximately 48.7% and from approximately 24.3% to approximately 65.8%, respectively.  At the same time all nine of Taro’s incumbent directors resigned and Sun Pharma designated five individuals to Taro’s board of directors.  Sun Pharma’s board of directors designees constituted, and, since that time, have continued to constitute a majority of the Company’s directors.

On October 17, 2011, the last full trading day before the public announcement of Sun Pharma’s proposal, Taro’s ordinary shares closed at a price of $19.45 per share on the Pink Sheets. On October 18, 2011, the board of directors of Taro received an unsolicited, non-binding proposal from Sun Pharma to acquire the issued and outstanding ordinary shares of Taro that Sun Pharma did not already own for $24.50 per share in cash.  Sun Pharma’s letter indicated that it had no intention of selling any of its shares of Taro to any third party.  Also on October 18, 2011, Sun Pharma filed an amendment to its Schedule 13D with the SEC reflecting its proposal and attaching a copy of the letter delivered to the board of directors of Taro.  On October 19, 2011, Taro issued a press release confirming that Sun Pharma’s non-binding proposal had been received.  On October 19, 2011 the first full trading day following the public announcement of Sun Pharma’s proposal, Taro’s ordinary shares closed at a price of $23.95 per share on the Pink Sheets.

On October 25, 2011, at a special meeting of the board of directors of Taro, the board of directors determined to establish the Special Committee of independent directors, consisting of Professor Dov Pekelman, Ms. Ilana Avidov-Mor, Mr. Dan Biran and Mr. Ilan Leviteh, to review and evaluate Sun Pharma’s proposal.  The individual members were chosen because they possessed the independence, experience and qualifications necessary to be members of the Special Committee.  Following the board meeting, all the members of the Special Committee met and appointed Prof. Pekelman as chairman of the Special Committee and held a preliminary discussion regarding the selection of financial and legal advisors.

On November 3, 2011, the Special Committee held a meeting attended by all committee members except Mr. Leviteh, who was absent.  At the Special Committee’s request, representatives of two Israeli law firms each gave an overview of the legal aspects of the offer from Sun Pharma under Israeli law and their experience in cross-border merger and acquisition transactions.  The Special Committee formally engaged Goldfarb Seligman & Co. (which we refer to as “Goldfarb”) as its independent Israeli legal counsel.

On November 9, 2011, the Special Committee held a meeting, attended by representatives of Goldfarb and Professor Omri Yadlin, a legal expert from Tel Aviv University.  At the Special Committee’s request, Prof. Yadlin discussed legal aspects of merger and acquisition transactions under Israeli law and subsequently rendered an opinion regarding fiduciary duties.  A representative of Goldfarb also outlined the fiduciary duties of the Special Committee and in order to confirm each committee member’s independence, asked the committee members questions in relation to possible conflicts of interest.  Each of the committee members confirmed that he or she had no direct or indirect relationship with Sun Pharma, Taro or an otherwise personal interest in the transaction.  Mr. Leviteh noted he owned a small number of shares in Taro.   The Special Committee discussed the importance of having a clear and broad mandate and determined to request that the board of directors of Taro clarify the Special Committee’s mandate at its next board meeting.

The Special Committee discussed potential candidates to serve as financial advisor to the Special Committee, the role of such an advisor and the necessary qualifications, including:  independence, experience advising special committees, knowledge of the industry, high quality reputation, engagement terms and availability of dedicated senior personnel.  The Special Committee then interviewed two investment banking firms in order to choose a financial advisor.  Following the interviews, the Special Committee discussed and reviewed the potential candidates to serve as its financial advisor.  The Special Committee decided that, based on its depth of knowledge, experience and references provided to the Special Committee, Citi would be selected as the financial advisor to the Special Committee with respect to a possible transaction with Sun Pharma.

On November 10, 2011, at a meeting of the board of directors of Taro, the board of directors agreed to the Special Committee’s request for a clear mandate and adopted resolutions ratifying that the Special Committee had the exclusive authority to, among other things, review and evaluate Sun Pharma’s proposal, reject the proposal, negotiate a transaction with Sun Pharma, engage independent advisors at the expense of Taro, make recommendations to the audit committee of the board of directors and the board of directors of Taro and the general authority to take any actions that the Special Committee deemed necessary or desirable to fulfill its duties.

Effective as of November 14, 2011, Mr. Leviteh resigned as a member of the Special Committee and the board of directors of Taro because of his concern that his other professional responsibilities would not allow sufficient time to properly fulfill his duties as a member of the Special Committee.  Mr. Leviteh did not indicate any disagreement with any matter relating to Taro’s operations, policies or practices.

After interviewing two U.S. law firms, on November 20, 2011, the Special Committee engaged Willkie Farr & Gallagher LLP (which we refer to as “Willkie Farr”) as its independent U.S. legal counsel.

On November 23, 2011, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr and Goldfarb.  The Special Committee and representatives of Citi discussed that, in connection with Citi performing a financial analysis of Sun Pharma’s offer, Citi would need certain financial information from Taro. The Special Committee noted that the management of Taro had indicated that it had not prepared a long-term financial plan for Taro. In order for the Special Committee to discharge its duties and assess Sun Pharma’s proposal and for Citi to perform its analysis of the offer from Sun Pharma, the Special Committee requested that management prepare a long-term financial plan.

On November 30, 2011, the Special Committee held a meeting, attended by representatives from Willkie Farr and Goldfarb, at which such representatives provided an overview of the fiduciary duties that the Special Committee owed to the minority shareholders of Taro.  Later that day, the Special Committee reconvened, with representatives of Citi, Willkie Farr and Goldfarb, to discuss the proposed transaction.  The Special Committee determined that, prior to completing its evaluation of the offer from Sun Pharma, the Special Committee needed to receive a long-term financial plan from Taro’s management.

Between December 7, 2011 and April 17, 2012, the Special Committee held nine meetings, most of which were attended by representatives of Citi, Willkie Farr and Goldfarb, at which the progress of management’s long-term financial plan was discussed.  The Special Committee also discussed letters sent by minority shareholders regarding the proposed transaction which, among other things, indicated such shareholders’ belief that Sun Pharma’s offer of $24.50 per share undervalued Taro and urged the Special Committee to reject Sun Pharma’s offer as inadequate given Taro’s recent financial performance. On January 12, 2012, Taro issued a press release announcing that the Special Committee continued its review of Sun Pharma’s offer.  On March 20, 2012, the Special Committee discussed with its advisors a statement made by a Sun Pharma spokesperson in The Economic Times on March 15, 2012 that Sun Pharma would not increase its price of $24.50 per share for the minority-held shares of Taro.

On March 19, 2012, Taro issued a press release announcing that it had been authorized for re-listing on the NYSE.  Taro’s ordinary shares began trading at the market open on March 22, 2012.

On March 25, 2012, Taro’s management, in consultation with members of the board of directors, concluded that it would be prudent to engage an outside consultant in connection with the preparation of Taro’s long-term financial plan to, among other things, assist management in formulating various economic and business assumptions underlying such plan.

After interviewing two pharmaceutical industry consulting firms, in April 2012, Taro engaged MS Consulting, a pharmaceutical industry consulting firm, to independently review Taro’s business and prospects particularly with respect to key molecules that included those molecules representing a substantial portion of Taro’s aggregate price increases from 2010 and 2012.

On June 14, 2012, Taro’s management presented its long-term financial plan at a meeting of the board of directors, which included members of the Special Committee.  As part of the presentation, MS Consulting discussed and explained its review and the analytical approach and methodology used in the long-term financial plan.  The board of directors of Taro reviewed management’s long-term financial plan and after discussion, authorized management to deliver the long-term financial plan to the Special Committee.

On July 17, 2012, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr and Goldfarb, at which, among other things, representatives of Willkie Farr and Goldfarb reviewed with the Special Committee its fiduciary duties with respect to negotiating or rejecting a transaction with Sun Pharma.  The Special Committee reviewed and discussed with its advisors management’s long-term financial plan and its implications with respect to the proposed transaction and the offer price of $24.50.  After lengthy discussions with its advisors, the Special Committee unanimously resolved to reject the offer from Sun Pharma, as a price of $24.50 per share was inadequate and not in the best interests of the unaffiliated shareholders of Taro.  The next day, Prof. Pekelman called Mr. Dilip Shanghvi, managing director of Sun Pharma, to convey the Special Committee’s rejection of Sun Pharma’s offer at a price of $24.50 per share.  On July 19, 2012, Taro issued a press release announcing that the Special Committee rejected Sun Pharma’s offer as inadequate and not in the best interests of Taro’s unaffiliated shareholders.

On July 25, 2012, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr and Goldfarb as well as representatives of Sun Pharma and its U.S. and Israeli legal advisors, Shearman & Sterling LLP (which we refer to as “Shearman”) and Meitar Liquornik Geva & Leshem Brandwein (which we refer to as “Meitar”), respectively, at which the attendees discussed the circumstances under which the parties could potentially negotiate a possible transaction between Taro and Sun Pharma.  The Special Committee reiterated to Sun Pharma the inadequacy of its initial offer of $24.50 and the Special Committee’s objective to maximize value for the unaffiliated shareholders.

On August 3, 2012, Taro’s ordinary shares closed on the NYSE at a price of $41.00 per share. On August 6, 2012, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr, Goldfarb, Sun Pharma, Shearman and Meitar, at which Mr. Shanghvi presented a new offer to the Special Committee to purchase all of Taro’s issued and outstanding ordinary shares not currently held by Sun Pharma at a price of $37.50 per share.  The Special Committee then excused Sun Pharma, Shearman and Meitar from the meeting.  After reconvening, the Special Committee and representatives of Citi, Willkie Farr and Goldfarb discussed Sun Pharma’s new proposal.  The Special Committee and its advisors determined to review the earnings release of Taro that was expected to be issued later that day, prior to making any decision regarding Sun Pharma’s new proposal. On August 6, 2012, Taro’s ordinary shares closed on the NYSE at a price of $41.41 per share.

On August 7, 2012, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr and Goldfarb, at which the Special Committee reviewed the financial results of Taro for the three-month period ending June 30, 2012. The Special Committee discussed the best way to maximize value for unaffiliated shareholders with its advisors.  The Special Committee unanimously agreed to submit a counterproposal to Sun Pharma at a price of $40.50 per share.  On August 7, 2012, Taro’s ordinary shares closed on the NYSE at a price of $41.00 per share.

Following the meeting, Prof. Pekelman and a representative of Citi contacted Mr. Shanghvi by telephone to convey the Special Committee’s counterproposal at a price of $40.50 per share.  Later that day by telephone, Mr. Shanghvi, on behalf of Sun Pharma, made a counterproposal at a price of $39.00 per share.

On August 8, 2012, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr and Goldfarb, at which Prof. Pekelman conveyed to the Special Committee Sun Pharma’s counterproposal at a price of $39.00 per share.  The Special Committee discussed potential strategies for responding to Sun Pharma’s counterproposal.  After discussing, the Special Committee unanimously agreed to submit a counterproposal to Sun Pharma at a price of $40.00.

Prof. Pekelman and a representative of Citi contacted Mr. Shanghvi by telephone to convey the Special Committee’s latest counterproposal at a price of $40.00 per share.  Mr. Shanghvi indicated that he did not have authorization to raise the price of his previous offer and needed to discuss the matter with the board of directors of Sun Pharma.  Later that day, Mr. Shanghvi contacted Prof. Pekelman and the representative from Citi by telephone and made a counterproposal at a price of $39.50 per share.

Later that day, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr and Goldfarb, at which Prof. Pekelman conveyed Sun Pharma’s latest counterproposal at a price of $39.50 per share.  The Special Committee discussed the proposal and a possible transaction with its advisors and, after discussion, authorized Prof. Pekelman to accept Sun Pharma’s counterproposal, subject to negotiation and approval of a merger agreement.

Prof. Pekelman and a representative of Citi relayed to Mr. Shanghvi by telephone the Special Committee’s acceptance of Sun Pharma’s latest proposal at a price of $39.50 per share.  Later that day, Shearman sent a draft merger agreement to Willkie Farr. On August 8, 2012, Taro’s ordinary shares closed on the NYSE at a price of $40.66 per share.

On August 9, 2012, representatives of Shearman and Willkie Farr discussed the merger agreement.  The parties discussed various issues including: the circumstances under which the Special Committee could change its recommendation; the termination rights under the merger agreement; an agreement by Sun Pharma to vote the shares it beneficially owns in favor of the merger; conditions to closing the merger; and remedies, including the ability to enforce the merger agreement by specific performance.

Based on their discussions, Willkie Farr and Shearman exchanged revised drafts of the merger agreement that day.  Representatives of Goldfarb and Meitar discussed the Israeli law provisions of the merger agreement.  On August 9, 2012, Taro’s ordinary shares closed on the NYSE at a price of $40.95 per share.

On August 10, 2012, Willkie Farr and Shearman exchanged further revised drafts of the merger agreement.

On August 11, 2012, Willkie Farr and Shearman discussed the remaining open items in the merger agreement and Shearman sent Willkie Farr a revised draft based on their discussions.

On August 12, 2012, the Special Committee held a meeting, attended by representatives of Citi, Willkie Farr and Goldfarb, at which the Special Committee considered the merger agreement and the transactions contemplated thereby.  Representatives of Willkie Farr and Goldfarb reviewed the mandate of the Special Committee and the fiduciary duties of the committee members.  A representative of Willkie Farr summarized the latest draft of the merger agreement with the Special Committee and responded to questions.  The Special Committee then discussed, among other things, their efforts to obtain the best price reasonably available and the effects of the “majority-of-the-minority” shareholder approval condition in the draft merger agreement.

Representatives of Citi then reviewed with the Special Committee a presentation regarding, among other things, an overview of Taro, a discussion of management’s long-term financial plan, certain information regarding other companies in Taro’s industry and a valuation analysis of Taro, which included a comparable company analysis and a discounted cash flow analysis based on management’s long-term financial plan.  Citi then delivered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated August 12, 2012, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the $39.50 per share merger consideration to be received by the holders of ordinary shares (other than shares held by Sun Pharma) was fair, from a financial point of view, to such holders.

After discussion, the Special Committee unanimously adopted resolutions declaring the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and fair to, and in the best interests of the unaffiliated shareholders, and recommended that the audit committee of the board of directors and the board of directors of Taro approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Immediately thereafter, the audit committee of the board of directors of Taro held a meeting to discuss the proposed transaction with Sun Pharma and the recommendation of the Special Committee.  The audit committee discussed and then unanimously adopted resolutions approving the proposed merger agreement, the merger and the other transactions contemplated by the merger agreement, including the merger, as advisable and fair to, and in the best interests of, Taro and its shareholders, and recommended that the board of directors of Taro approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Immediately thereafter, a meeting of the board of directors of Taro was convened.  Based on the recommendations of the Special Committee and the audit committee, the board of directors of Taro adopted resolutions declaring the merger agreement, the merger and the other transactions contemplated by the merger agreement, advisable and fair to, and in the best interests of, Taro and its shareholders; and approving and adopting the merger agreement, the merger and the other transactions contemplated by the merger agreement.  The board of directors also determined that no reasonable concern exists that the surviving company in the merger will be unable to fulfill the obligations of Taro to its creditors and authorized certain officers to take necessary actions to effect the transactions contemplated by the merger agreement, including the preparation of a proxy statement, solicitation of shareholder approval of the merger agreement, holding special meetings of shareholders for such purpose, and preparing and filing documents required by applicable law.

Following the board of directors and committee meetings, the parties executed the definitive merger agreement.  Later that day, Taro and Sun Pharma issued a joint press release announcing the proposed transaction.

On August 13, 2012, Taro’s ordinary shares closed on the NYSE at a price of $39.51. Also on August 13, 2012, Sun Pharma filed an amendment to its Schedule 13D with the SEC reflecting the transactions and attaching a copy of the merger agreement.

Recommendations of the Special Committee, the Audit Committee and the Board of Directors; Fairness of the Merger

Recommendation of the Special Committee

As described above, the board of directors of Taro established the Special Committee consisting solely of independent directors, and empowered it with exclusive authority to review, evaluate, reject, negotiate and, if appropriate, make a recommendation to the board of directors regarding the proposal from Sun Pharma and its affiliates.  The Special Committee, by unanimous vote at a meeting held on August 12, 2012 and after a presentation by its independent financial advisor, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Taro’s unaffiliated shareholders.

The Special Committee engaged its own independent legal and financial advisors and received advice throughout the negotiations from such advisors.  Since the members of the Special Committee are independent non-employee directors, the Special Committee believed that it could effectively represent the unaffiliated shareholders in negotiating the terms of the merger and did not believe it necessary to retain a separate unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purposes of negotiating the proposed merger.

The Special Committee approved the merger agreement and the merger and recommended that Taro’s shareholders vote to adopt the merger agreement.  The Special Committee also recommended that the audit committee of Taro’s board of directors and the board of directors approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In the course of reaching these determinations and decisions and making the recommendations described above, the Special Committee considered the following positive factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, each of which the Special Committee believed supported its decision:

•
the negotiations with respect to the merger consideration that, among other things, led to an increase in Sun Pharma’s initial proposal from $24.50 per share to $39.50 per share and the Special Committee’s belief that, given the lack of liquidity and meaningful trading volumes of Taro’s shares on the Pink Sheets, and, subsequently, the NYSE, the $39.50 per share merger consideration represented the highest per-share consideration that could be obtained by all the unaffiliated shareholders of Taro, collectively, at that time in light of the factors described in the “Special Factors—Background to the Merger” section beginning on page 6;

•
since Taro’s relisting on the NYSE on March 22, 2012, the trading volume of Taro’s ordinary shares has been approximately 0.2% of Taro’s float, which, when compared to an average of approximately 1.0% for all NYSE-listed companies during the same time period, remains low for a public company;

•	that for a variety of reasons, including the low trading volume of Taro’s ordinary shares, the market price may not be a good indicator of value;
•
that the proposed merger consideration is all cash, so that the transaction allows the unaffiliated shareholders to immediately realize value on their investment and provides such shareholders with certainty of value;

•	that the consideration and negotiation of the merger agreement was conducted entirely at an arm’s-length basis under the oversight of the members of the Special Committee;
•
the opinion and financial presentation of Citi, dated August 12, 2012, to the Special Committee as to the fairness, from a financial point of view and as of such date, to holders of ordinary shares (other than Sun Pharma and any of its affiliates) of the $39.50 per share merger consideration to be received by such holders, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as more fully described in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 12;

•
the current and historical market prices of the ordinary shares, including the fact that the merger consideration of $39.50 per share represented a premium of 103% to the closing price of the Company’s shares on October 17, 2011, the last trading day before the announcement by Sun Pharma and its affiliates of their initial proposal, and at which time Taro’s shares were being traded only on the Pink Sheets;

•	that Sun Pharma already held approximately 77.5% of the aggregate voting power of Taro and the majority of the board of directors was designated by Sun Pharma;
•	that Sun Pharma already owned a controlling stake in Taro and reported consolidated financial results and exercised operational control;
•	the fact that Sun Pharma and its affiliates indicated in their October 18, 2011 letter that they have no interest in a disposition or sale of their interests in Taro;
•
that, subsequent to Taro’s announcement on October 19, 2011 of its receipt of the initial proposal from Sun Pharma and its affiliates to acquire the Company, the Special Committee did not receive and was not aware of any bids from potentially interested third parties;

•
the Special Committee’s understanding of Taro’s business, assets, financial condition and results of operations, its competitive position and historical and anticipated future long-term financial performance and the nature of the industry in which Taro competes and its belief that the merger consideration was fair in light thereof;

•	the absence of regulatory approvals or third-party consents required to consummate the merger; and
•	the terms and conditions of the merger agreement, including:
o
the “majority-of-the-minority” requirement that the merger agreement be adopted by a majority vote of the voting power, present and voting, held by shareholders other than Sun Pharma and its affiliates;

o	the provision of the merger agreement allowing the board of directors (upon the recommendation of the Special Committee) to withdraw or change its recommendation of the merger agreement;
o
the provision of the merger agreement allowing the Special Committee to withdraw or modify its recommendation of the merger agreement if such recommendation would be inconsistent with the fiduciary duties of the Special Committee;

o	the Special Committee’s ability (on behalf of Taro), under certain circumstances, to seek specific performance to enforce obligations under the terms of the merger agreement; and
o	the absence of a financing condition.

In the course of reaching these determinations and decisions and making the recommendation described above, the Special Committee also considered the following factors relating to the procedural safeguards that the Special Committee believes were and are present to ensure the fairness of the merger and to permit the Special Committee to represent Taro’s unaffiliated shareholders, each of which the Special Committee believed supported its decision and provided assurance of the fairness of the merger to Taro’s unaffiliated shareholders:
•
the existence of a “majority-of-the-minority” voting requirement pursuant to which the consummation of the merger is subject to the requirement that the merger agreement be adopted by a majority vote of the voting power, present and voting, held by shareholders other than Sun Pharma and its affiliates;

•	that the Special Committee consists of three independent directors who are not officers or controlling shareholders of Taro, or affiliated with Sun Pharma;
•	that the compensation of the members of the Special Committee was not contingent on their approving the merger agreement and taking the other actions described in this proxy statement;
•	that the members of the Special Committee will not personally benefit from the completion of the merger;
•	that the Special Committee was advised by independent U.S. and Israeli legal counsel and an independent financial advisor, each of whom was selected by the Special Committee;
•	that the Special Committee had exclusive authority to decide whether to accept or reject the proposal put forth by Sun Pharma and its affiliates; and
•	that the Special Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Sun Pharma and its affiliates.

In the course of reaching these determinations and decisions and making the recommendation described above, the Special Committee considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement:
•
on August 10, 2012, the last trading day before the announcement of the execution of the merger agreement, the closing price per Taro ordinary share was $40.97, which is $1.47 higher than the merger consideration of $39.50 per share;

•
between March 22, 2012 (the date on which Taro’s ordinary shares began trading on the NYSE) and August 10, 2012, the last trading day before announcement of the execution of the merger agreement, the average daily closing price per Taro ordinary share was $39.86, which is $0.36 higher than the merger consideration of $39.50 per share;

•
that during negotiations with Sun Pharma, the Special Committee also took into consideration the Company’s financial results for the six months  ended June 30, 2012, as issued on August 6, 2012, and confirmed that Citi has considered these results.  The Company reported $304.3 million in net sales for the six months ended June 30, 2012.  If the six-month results were to be annualized, then the annual 2012 net sales would be $608.6 million, compared to $573.6 million in net sales for that period in management’s projections;

•
that Taro will no longer be a public company and that the unaffiliated shareholders will have no ongoing equity participation in Taro following the merger, and that such shareholders will cease to participate in Taro’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the ordinary shares, and will not participate in any potential future sale of Taro to a third party;

•	the participation in the merger by Sun Pharma and its affiliates and the fact that their interests in the transaction differ from those of Taro’s unaffiliated shareholders;
•
that Sun Pharma’s majority ownership of Taro and its expressed unwillingness to consider selling any of its Taro shares or entering into alternative transactions effectively discouraged third parties from making offers that were competitive with that of Sun Pharma and its affiliates;

•
that due to the unwillingness of Sun Pharma to consider selling any of its Taro shares or entering into any transaction involving a third party, there was no reason to contact, and in light thereof, no attempt was made to contact, third parties that might otherwise consider an acquisition of Taro;

•	the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result; and
•
the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and that, as a result, it is possible that the merger may not be completed even if the merger agreement is adopted and the Required Company Shareholder Vote (as defined in the merger agreement) is obtained.

The foregoing discussion includes the material factors considered by the Special Committee.  In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation.  In addition, individual directors may have given different weights to different factors.  The Special Committee recommended the merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Audit Committee and the Board of Directors

After careful consideration, our audit committee, upon the recommendation of the Special Committee, and our board of directors, upon the recommendation of the Special Committee and the audit committee, have unanimously approved the merger agreement, the merger and the transactions contemplated by the merger agreement.  In doing so, our audit committee and our board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, Taro and Taro’s unaffiliated shareholders and our board of directors determined that, considering the financial position of Taro, no reasonable concern exists that Taro, as the surviving company, will be unable to fulfill its obligations to its creditors.

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In the course of reaching these determinations and decisions and making the recommendations described above, the board of directors adopted the Special Committee’s analysis of factors as described above, and the audit committee and the board of directors, upon the recommendation of the Special Committee (and in the case of the board of directors, upon the recommendation of the audit committee), considered the following positive factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement each of which the audit committee and the board of directors believed supported its decision:

•
the negotiations with respect to the merger consideration that, among other things, led to an increase in the initial proposal by Sun Pharma and its affiliates from $24.50 per share to $39.50 per share and the board of directors’ belief that, given the lack of liquidity and meaningful trading volumes of Taro’s shares on both the Pink Sheets, and, subsequently, the NYSE, the $39.50 per share merger consideration represented the highest per-share consideration that could be obtained at that time in light of the factors described in the “Special Factors—Background to the Merger” section beginning on page 6;

•
since Taro’s relisting on the NYSE on March 22, 2012, the trading volume of Taro’s ordinary shares has been approximately 0.2% of Taro’s float, which, when compared to an average of approximately 1.0% for all NYSE-listed companies during the same time period, remains low for a public company;

•	that for a variety of reasons, including the low trading volume of Taro’s ordinary shares, the market price may not be a good indicator of value;
•
that the proposed merger consideration is all cash, so that the transaction allows the unaffiliated shareholders to immediately realize value on their investment and provides such shareholders with certainty of value;

•
that the recommendation to the audit committee and the board of directors by the Special Committee was based on, among other factors, the opinion and financial presentation of Citi, dated August 12, 2012, to the Special Committee as to the fairness, from a financial point of view and as of such date, to holders of ordinary shares (other than Sun Pharma and its affiliates) of the $39.50 per share merger consideration to be received by such holders, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as more fully described in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 12;

•
the current and historical market prices of the Taro ordinary shares, including the fact that the merger consideration of $39.50 per share represented a premium of 103% to the closing price of the Company’s shares on October 17, 2011, the last trading day before the announcement by Sun Pharma and its affiliates of their initial proposal, and at which time Taro’s shares were being traded only on the Pink Sheets;

•	that Sun Pharma already owned a controlling stake in Taro and reported consolidated financial results and exercised operational control;
•	the fact that Sun Pharma and its affiliates indicated in their October 18, 2011 letter that they have no interest in a disposition or sale of their interests in Taro;
•
that, subsequent to Taro’s announcement on October 19, 2011 of its receipt of the initial proposal from Sun Pharma and its affiliates to acquire the Company, the Special Committee did not receive and was not aware of any bids from potentially interested third parties;

•
the belief that, in light of a growing trend in company consolidations in the generic pharmaceutical market, Taro will be vulnerable as a stand-alone company given its smaller and more limited product portfolio, fewer new product introductions (averaging just four product launches per year over the last three years) as well as exposure to competitive strength of its larger competitors’ ability to offer a large and diverse portfolio of products to customers and a preference of larger customers to deal with fewer suppliers without limiting their ability to keep the suppliers’ price competitive;

•
the belief that other generic manufacturers in the market may have a more competitive short-term product pipeline, as Taro estimates that the total available market in the U.S. for its generic product portfolio planned to be launched in the next three years is approximately $600 million (in comparison, Taro estimated that, in the next three years, approximately $60 billion worth of molecules currently protected by patents will become available to the generic manufacturers as addressable market opportunity);

•
the belief that the merger will provide Taro with additional capabilities, including access to Sun Pharma’s larger and more varied product portfolio and customer base as well as research and development resources, which will assist with improving its product pipeline;

•
the belief that since Taro’s unit sales margins are above average as compared to the pharmaceutical market even though unit sales volumes are stagnant, there is a risk of such margins decreasing rather than increasing;

•	the belief that since a substantial part of Taro’s sales and profit growth has resulted from pricing opportunities, such growth is likely not sustainable;
•	the absence of regulatory approvals or third-party consents required to consummate the merger; and
•	the absence of a financing condition;
•
the existence of a “majority-of-the-minority” voting requirement pursuant to which the consummation of the merger is subject to the requirement that the merger agreement be adopted by a majority vote of the voting power, present and voting, held by shareholders other than Sun Pharma and its affiliates; and

•
the fact that the Special Committee, which is composed of three directors who are not affiliated with Sun Pharma or Alkaloida and are not officers or employees of Taro, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated shareholders of Taro and approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The audit committee’s belief that Taro’s workforce would not be harmed as a result of the merger also supported its recommendation.

Taro’s audit committee and board of directors also considered, among others, the following factors, including a number of potentially negative factors:
•	that the closing price per share on August 10, 2012, the last trading day before the merger was announced on August 12, 2012, was $40.97, which is $1.47 higher than the merger consideration;
•
between March 22, 2012 (the date on which Taro’s ordinary shares began trading on the NYSE) and August 10, 2012, the last trading day before announcement of the execution of the merger agreement, the average daily closing price per Taro ordinary share was $39.86, which is $0.36 higher than the merger consideration of $39.50 per share;

•
that during negotiations with Sun Pharma, the Special Committee also took into consideration the Company’s financial results for the six months  ended June 30, 2012, as issued on August 6, 2012, and confirmed that Citi has considered these results.  The Company reported $304.3 million in net sales for the six months ended June 30, 2012.  If the six-month results were to be annualized, then the annual 2012 net sales would be $608.6 million, compared to $573.6 million in net sales for that period in management’s projections;

•
that Taro will no longer exist as an independent public company and that the unaffiliated shareholders will have no ongoing equity participation in Taro following the merger, and that such shareholders will cease to participate in Taro’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the ordinary shares, and will not participate in any potential future sale of Taro to a third party;

•	the participation in the merger by Sun Pharma and the fact that its interests in the transaction differ from those of Taro’s unaffiliated shareholders;

•
that Sun Pharma’s majority ownership of Taro and its expressed unwillingness to consider selling any of its Taro shares or entering into alternative transactions effectively discouraged third parties from making offers that were competitive with that of Sun Pharma and its affiliates;

•
that due to the unwillingness of Sun Pharma to consider selling any of its Taro shares or entering into any transaction involving a third party, there was no reason to contact, and in light thereof, no attempt was made to contact, third parties that might otherwise consider an acquisition of Taro;

•	the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result; and
•
the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and that, as a result, it is possible that the merger may not be completed even if the merger agreement is adopted and the Required Company Shareholder Vote (as defined in the merger agreement) is obtained.

Our audit committee and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.  Our audit committee and our board of directors each concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger and that considering the financial position of Taro and Merger Sub, no reasonable concern exists that Taro, as the surviving corporation, will be unable to fulfill the obligations of Taro to its creditors.

Our board of directors did not consider Taro’s net book value or liquidation value in its evaluation of the fairness of the merger to the Taro shareholders unaffiliated with Sun Pharma, Alkaloida or Merger Sub because it did not believe that Taro’s net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger.  Our board of directors did not believe that Taro’s net book value was material to its conclusion regarding the substantive fairness of the merger because, in its view, net book value is not indicative of Taro’s market value since it is a purely historical measurement of financial position in accordance with U.S. generally accepted accounting principles and is not forward-looking or wholly based on fair value.  Our board of directors did not believe that the liquidation value of Taro’s assets was material to its conclusion regarding the substantive fairness of the merger because it considers Taro to be a viable going concern business where value is derived from cash flows generated from its continuing operations.

Our board of directors believes that the merger consideration is fair in relation to Taro’s going concern value per share based on its knowledge of Taro’s business, prospects and industry (including the growing trend in company consolidations in the generic pharmaceutical market), the projections contained in this proxy statement (including the assumptions contained therein) and Taro’s historical results of operations.  Our board of directors did not calculate a specific per share going concern value for Taro because the merger consideration represents a premium to the market price of the ordinary shares prior to the announcement of the initial proposal from Sun Pharma and its affiliates and because of our board of directors’ extensive knowledge of Taro’s business, prospects and industry.

Our board of directors did not consider the potential for alternative transactions involving Taro because Sun Pharma and its affiliates did not, and do not, intend to consider or participate in any alternative transaction involving a sale of or reduction of Sun Pharma’s and its affiliates’ investment in Taro.  For so long as Sun Pharma and its affiliates beneficially own approximately 66.0% of the issued and outstanding ordinary shares and 100% of the founders’ shares, it would not be possible for a third party to acquire control of Taro unless Sun Pharma supported such transaction. Our board of directors was aware that the purchase prices paid in previous purchases by Sun Pharma or its affiliates were significantly below the current market prices, but did not consider this relevant for its decision. Finally, our board of directors is not aware of any other offer during the last two years for Taro and accordingly no comparison to any such offer was made.

The foregoing discussion of factors considered by Taro’s audit committee and board of directors is not meant to be exhaustive but includes the material factors considered by the board in declaring that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, and in the best interests of, Taro and its shareholders, approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that Taro’s shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.  In view of the wide variety of factors considered by Taro’s audit committee and its board of directors in connection with the evaluation of the merger and the complexity of these matters, neither the audit committee nor the board of directors found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.  Rather, the members of the audit committee and the members of the board of directors made their determination based on the totality of the information presented to them, and the judgments of individual members of the audit committee and the board of directors may have been influenced to a greater or lesser degree by different factors.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of the Special Committee’s Financial Advisor

Citi was retained to act as financial advisor to the Special Committee in connection with the proposed transaction.  In connection with this engagement, the Special Committee requested Citi to evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Taro ordinary shares (other than Sun Pharma and its affiliates).  On August 12, 2012, at a meeting of the Special Committee, Citi rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated August 12, 2012, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Taro ordinary shares (other than Sun Pharma and its affiliates).

The full text of Citi’s written opinion, dated August 12, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated herein by reference in its entirety.  You are urged to read the opinion in its entirety.  Citi’s opinion was provided to the Special Committee in connection with its evaluation of the merger consideration from a financial point of view.  Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger.  Citi’s opinion does not address the underlying business decision of Taro to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Taro or the effect of any other transaction in which Taro may engage.  The following is a summary of Citi’s opinion and the methodology that Citi used to render its opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Taro concerning the businesses, operations and prospects of Taro;

•	examined certain publicly available business and financial information relating to Taro;

•
examined certain financial forecasts and other information and data relating to Taro which were provided to or discussed with Citi by the management of Taro and independent consultants including historical Taro trading multiples and historical minority squeeze out transactions where the existing majority shareholder was acquiring shares it did not already own;

•
reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Taro ordinary shares, the historical and projected earnings and other operating data of Taro, and the capitalization and financial condition of Taro;

•
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Taro; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Taro that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi.  With respect to financial forecasts and other information and data relating to Taro provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of Taro that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Taro as to the future financial performance of Taro.

Citi assumed, with the Special Committee’s consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Taro or the merger.  Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Taro, and Citi did not make any physical inspection of the properties or assets of Taro.  Citi was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Taro, and was not requested to consider, and its opinion does not address, the underlying business decision of Taro to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Taro or the effect of any other transaction in which Taro might engage.  Citi expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration.  Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below.  The summary of these analyses is not a complete description of the analyses underlying Citi’s opinion.  The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description.  Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.  Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Taro.  No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Taro or the merger, and an evaluation of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses.  In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.  Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between Taro and Sun Pharma, and the decision to enter into the merger was solely that of the Taro board of directors, based upon the recommendation of the Special Committee and Taro’s audit committee.  Citi’s opinion was only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or Taro management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to the Special Committee in connection with the delivery of Citi’s opinion.  The financial analyses summarized below include information presented in tabular format.  In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.  In connection with Citi’s financial analysis summarized below, Citi reviewed financial forecasts and other information and data relating to Taro which were prepared by Taro’s management and independent third party consultants.

Selected Companies Analysis.  Citi reviewed financial and stock market information and derived certain trading multiples for the following selected publicly traded companies.  These companies were selected generally because, among other factors, they are publicly traded companies in the generic pharmaceuticals industry, which is the industry in which Taro operates:

•	Perrigo Company

•	Hospira, Inc.

•	Impax Laboratories Inc.

•	Watson Pharmaceuticals, Inc.

•	Par Pharmaceutical Companies, Inc.

•	Mylan, Inc.

Citi noted that no publicly traded company is exactly comparable with Taro, which has an extensive generic dermatology business, as there are no other such public specialty generic dermatology companies.  However, the selected comparable companies each have specific technologies or manufacturing expertise in a specific area of the specialty market.  Certain other public companies, like Allergan, Inc. and Medicis Pharmaceutical Corp., were not selected because the nature of these businesses are predominantly branded and focused on aesthetics.  Accordingly, these companies spend materially more in research and development and sales and marketing to promote their brands and often such aesthetic products are “cash pay” rather than reimbursed by payors. The selected comparable companies represented, in Citi’s judgment, the most comparable universe of companies based on the nature of their operations, business model as well as FDA product approval process and focus on generic pharmaceuticals in each company’s commercial portfolio.

As part of its selected comparable companies analysis, Citi calculated and analyzed each selected company’s ratio of stock price to estimated earnings per share (P/E) for calendar year 2013.  The 2013 P/E multiple was selected for valuation purposes as it represents the primary method equity research analysts utilize in deriving valuation and price targets for the selected publicly traded generic pharmaceutical companies.  In addition, a forward looking multiple helps to address the differing growth prospects for Taro on a prospective as opposed to retrospective basis.  Finally, this valuation range implies a ratio of enterprise value to 2013 EBITDA of 5.5x to 7.0x, which multiples are in line with the median of the selected comparable companies.  Based on the comparable company metrics analyzed and its professional judgment, Citi selected a multiple range of 9.0x to 11.0x P/E and applied such multiples to the corresponding data of Taro.  Citi also noted that the median 2013 P/E for the comparable companies (which did not include Taro) was 10.9x and that Taro’s estimated 2013 P/E was 10.4x based upon management’s projections.  Financial data for the selected comparable companies were based on information available from FactSet and public filings.  This analysis indicated the following implied equity value per share reference ranges for Taro, as compared to the merger consideration:

Implied Equity Value Per Share Reference Ranges for Taro	Merger Consideration
$35.60 – $43.50	$39.50

Discounted Cash Flow Analysis.  Citi performed a discounted cash flow analysis to calculate the estimated present value of the standalone, unlevered, after-tax free cash flow that Taro could generate for calendar year 2012 through calendar year 2016.  Citi calculated terminal values for Taro by applying a 5.0x to 7.0x multiple range to Taro’s LTM EBITDA in 2016 (calculated as earnings before interest, taxes, depreciation and amortization).  This multiple range was based on Taro’s historical enterprise value to LTM EBITDA multiples for the period from September 21, 2010 to October 17, 2011.  The present value of the cash flows and terminal value were then calculated using discount rates ranging from 7.0% to 9.0%, based on Taro’s weighted average cost of capital calculation.  Based on this analysis, Citi calculated the following implied equity value per share reference ranges for Taro, as compared to the merger consideration:

Implied Equity Value Per Share Reference Ranges for Taro	Merger Consideration
$35.50 – $43.70	$39.50

Other Factors.  Citi also reviewed for informational purposes other factors, including the following:

•
historical trading prices of Taro ordinary shares during the 12-month period ended August 10, 2012, noting that the low to high trading prices of Taro ordinary shares during such period was $18.30 to $48.20;

•
publicly available information in a review of 53 minority squeeze out transactions which have been completed since 2000.  Citi observed that the median implied premia paid in the transactions over the closing stock prices of the target companies in such transactions one trading day prior to public announcement of the relevant transaction was 29.4%, and noted that a 25% to 30% premium to Taro’s undisturbed price per ordinary share of $19.45 on October 17, 2011, the day prior to announcement of Sun Pharma’s initial offer, implied an equity value per share reference range of $24.30 to $25.30 for Taro; and

•
In evaluating the 53 minority squeeze out transactions referenced above, Citi also considered precedent change-of-control transactions involving generic pharmaceutical and generic dermatology companies but did not find these transactions as relevant to its analysis because Sun Pharma had acquired control of Taro as part of its September 21, 2010 transaction and has been consolidating Taro’s financial performance and providing operational direction since that time.

Miscellaneous

Under the terms of Citi’s engagement, Taro has agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of $8.2 million, $1.0 million of which was payable upon the six-month anniversary of the signing of the engagement letter dated November 28, 2011 whether or not a merger agreement was signed, $1.5 million of which was payable upon delivery by Citi of the opinion and the remainder of which (the “Closing Fee”) is payable upon consummation of the merger.  The Closing Fee is formulated to provide an economic incentive to Citi to help the Special Committee negotiate the highest consideration that could be obtained on behalf of Taro’s unaffiliated shareholders.  Subject to certain limitations, Taro has also agreed to reimburse Citi for reasonable travel and other expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, and currently provide, services to Taro and Sun Pharma unrelated to the merger, for which services Citi and its affiliates have received and expect to receive compensation. Citi has received fees of approximately $619,200 in the aggregate over the past three years for non-investment banking services provided to Sun Pharma and Taro.  In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Taro and Sun Pharma for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Taro, Sun Pharma and their respective affiliates.

The Special Committee selected Citi to provide certain financial advisory services in connection with the merger based on Citi’s reputation and experience.  Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Interests of Taro’s Executive Officers and Directors in the Merger

When considering the recommendation of Taro’s board of directors, you should be aware that the members of Taro’s board of directors and Taro’s executive officers have interests in the merger in addition to their interests as Taro shareholders.  These interests may be different from, or in addition to, your interests as Taro shareholders.  The members of the Special Committee, Taro’s audit committee and the board of directors were aware of these additional interests, and considered them when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Security Ownership of Management and Directors.  As of August 24, 2012, directors and executive officers of Taro and parties that may be deemed to be affiliated with directors and executive officers of Taro other than Sun Pharma, owned or had voting control over 6,135 ordinary shares, or approximately 0.01% of the outstanding ordinary shares.

Options Held by Management and Directors.  As of August 24, 2012, directors and executive officers of Taro held an aggregate of 28,500 options to purchase our ordinary shares, all of which are fully vested.  These options will be treated in the merger in the manner described under “The Merger Agreement—Stock Options” on page 27 of this proxy statement.  23,000 options have exercise prices below the price per share being paid in the merger and will consequently entitle their holders to a total of $503,260.

Indemnification and Insurance.  The merger agreement provides that all rights of indemnification by us or any of our subsidiaries existing in favor of our and our subsidiaries’ current and former directors or officers for their acts and omissions as directors and officers of us and any of our subsidiaries occurring prior to the effective time of the merger, will survive the merger and be observed by the surviving company in the merger to the fullest extent available under the relevant indemnification documents and applicable law for a period of seven years from the effective date of the merger.

The merger agreement further provides that, following the merger, Sun Pharma and Alkaloida agree to maintain the directors’ and officers’ liability insurance policy currently in effect (or substitute such policy with a comparable policy), which provides coverage with respect to the acts and omissions of Taro officers and directors occurring prior to the effective time of the merger for a period of seven years following the merger, provided that Taro as the surviving company shall not be required to expend annually more than 250% of the current annual premiums paid by Taro for such coverage.

Compensation of the Special Committee.  The members of the Special Committee did not receive any special compensation as a result of their serving on the Special Committee, however, they did receive per-meeting fees at the rate currently paid to members of committees of the board of directors.

Position of Sun Pharma, Alkaloida and Merger Sub as to Fairness of the Merger

Under the SEC rules, Sun Pharma, Alkaloida and Merger Sub are required to provide certain information regarding their position as to the substantive and procedural fairness of the proposed merger to the unaffiliated shareholders of Taro.  Sun Pharma, Alkaloida and Merger Sub did not undertake a formal evaluation of the fairness of the proposed merger and are making the statements included in this section solely for purposes of complying with such requirements.  The views of Sun Pharma, Alkaloida and Merger Sub with respect to the fairness of the merger are not, and should not be construed as, a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The unaffiliated shareholders of Taro were, as described elsewhere in this proxy statement, represented by the Special Committee which negotiated with Sun Pharma and Alkaloida on their behalf, with the assistance of outside legal counsels and an independent financial advisor.  None of Sun Pharma, Alkaloida or Merger Sub received advice from the Special Committee’s legal or financial advisors as to the fairness of the merger.  Sun Pharma and Alkaloida did not engage a financial advisor to provide financial advisory services with respect to the merger.

Sun Pharma, Alkaloida and Merger Sub believe that the merger is substantively fair to Taro’s unaffiliated shareholders based on, among other things, the following factors:

•
the Special Committee, which is composed of three directors who are not affiliated with Sun Pharma or Alkaloida and are not officers or employees of Taro, unanimously concluded that the merger is advisable and fair to and in the best interests of the unaffiliated shareholders of Taro, approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement, recommended that the unaffiliated shareholders of Taro vote to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended to Taro’s board of directors that the board of directors approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•
since Taro’s relisting on the NYSE on March 22, 2012, the trading volume of Taro’s ordinary shares has been approximately 0.2% of Taro’s float, which, when compared to an average of approximately 1.0% for all NYSE-listed companies during the same time period, remains low for a public company;

•	that for a variety of reasons, including the low trading volume of Taro’s ordinary shares, the market price may not be a good indicator of value;
•	the Special Committee was advised by its independent legal counsels and financial advisor in relation to the merger;
•
that the proposed merger consideration is all cash, so that the transaction allows the unaffiliated shareholders to immediately realize value on their investment and provides such shareholders with liquidity without the brokerage and other costs typically associated with market sales and certainty of value;

•
that the recommendation to Taro’s audit committee and board of directors by the Special Committee was based on, among other factors, the opinion and financial presentation of Citi, dated August 12, 2012, to the Special Committee as to the fairness, from a financial point of view and as of such date, to holders of ordinary shares (other than Sun Pharma and its affiliates) of the $39.50 per share merger consideration to be received by such holders, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as more fully described in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 12;

•
the current and historical market prices of the Taro ordinary shares, including the fact that the merger consideration of $39.50 per share represented a premium of 103% to the closing price of Taro’s ordinary shares on October 17, 2011, the last trading day before the announcement by Sun Pharma and its affiliates of their initial proposal, and at which time Taro’s shares were being traded only on the Pink Sheets;

•	the fact that Sun Pharma and its affiliates had no interest in a disposition or sale of their interest in Taro;
•	the absence of regulatory approvals or third-party consents required to consummate the merger; and
•	the absence of a financing condition.

Sun Pharma, Alkaloida and Merger Sub also believe that the proposed merger is procedurally fair to Taro’s unaffiliated shareholders based on, among other things, the following factors:

•
The approval of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of (i) 75% of the voting power of Taro present and voting at the extraordinary general meeting of Taro’s shareholders in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (unless the total voting power of Taro held by holders other than those described in (A) and (B) above and voting against the merger does not exceed 2% of the total voting power of Taro) and (ii) 75% of the ordinary shares present and voting at the class meeting of the ordinary shares in person or by proxy;

•
The Special Committee with the assistance of its legal and financial advisors negotiated all financial and other terms and conditions of the merger agreement on an arm’s-length basis with Sun Pharma and Alkaloida and their counsel, with the Special Committee benefiting from the advice of Citigroup;

•
The Special Committee unanimously concluded that the merger is fair to and in the best interests of the unaffiliated shareholders of Taro, approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement, recommended that the unaffiliated shareholders of Taro vote to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended to the board of directors that the board of directors approve and adopt the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

•
The Special Committee had the authority to reject the transaction proposed by Sun Pharma and Alkaloida, and did not have the obligation to recommend that Taro’s shareholders approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Sun Pharma, Alkaloida and Merger Sub did not consider Taro’s net book value or liquidation value in their evaluation of the fairness of the merger to the Taro shareholders unaffiliated with Sun Pharma, Alkaloida or Merger Sub because they did not believe that Taro’s net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger.  Sun Pharma, Alkaloida and Merger Sub did not believe that Taro’s net book value was material to their conclusion regarding the substantive fairness of the merger because, in their view, net book value is not indicative of Taro’s market value since it is a purely historical measurement of financial position in accordance with U.S. generally accepted accounting principles and is not forward-looking or wholly based on fair value.  Sun Pharma, Alkaloida and Merger Sub did not believe that the liquidation value of Taro’s assets was material to their conclusion regarding the substantive fairness of the merger because they consider Taro to be a viable going concern business where value is derived from cash flows generated from its continuing operations.

Sun Pharma, Alkaloida and Merger Sub believe that the merger consideration is fair in relation to Taro’s going concern value per share based on their knowledge of Taro’s business, prospects and industry (including the growing trend in company consolidations in the generic pharmaceutical market), the projections contained in this proxy statement (including the assumptions contained therein) and Taro’s historical results of operations.  Sun Pharma, Alkaloida and Merger Sub did not calculate a specific per share going concern value for Taro because the merger consideration represents a premium to the market price of the ordinary shares prior to the announcement of the initial proposal from Sun Pharma and its affiliates and because of Sun Pharma and Alkaloida’s extensive knowledge of Taro’s business, prospects and industry.

Sun Pharma, Alkaloida and Merger Sub did not consider the potential for alternative transactions involving Taro because Sun Pharma and its affiliates did not, and do not, intend to consider or participate in any alternative transaction involving a sale of or reduction of Sun Pharma’s and its affiliates’ investment in Taro.  For so long as Sun Pharma and its affiliates beneficially own approximately 66.0% of the issued and outstanding ordinary shares and 100% of the founders’ shares, it would not be possible for a third party to acquire control of Taro unless Sun Pharma supported such transaction.  Sun Pharma, Alkaloida and Merger Sub were aware that the purchase prices paid by Sun Pharma or its affiliates in previous purchases were significantly below the current market prices, but did not consider this relevant for their decision. Finally, Sun Pharma, Alkaloida and Merger Sub are not aware of any other offer during the last two years for Taro and accordingly no comparison to any such offer was made.

The foregoing discussion of the information and factors considered and given weight by Sun Pharma, Alkaloida and Merger Sub in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Sun Pharma, Alkaloida and Merger Sub.  Sun Pharma, Alkaloida and Merger Sub did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the proposed merger.  Rather, the determination of Sun Pharma, Alkaloida and Merger Sub as to fairness was made after consideration of all of the foregoing factors as a whole.  None of the material factors considered by Sun Pharma, Alkaloida and Merger Sub failed to support their belief in the fairness of the merger.

Purposes and Effects of the Merger; Reasons for the Merger

Taro’s Purpose and Reasons

Taro’s purpose and reasons for undertaking the merger at this time include enabling Taro’s unaffiliated shareholders to realize the value of their investment in Taro in cash.  Taro determined that the merger consideration of $39.50 per share for Taro’s unaffiliated shareholders offered by Sun Pharma, Alkaloida and Merger Sub represented the highest per-share consideration that could be obtained by all the unaffiliated shareholders of Taro, collectively, at that time.  Strategic alternatives to the merger are limited because Sun Pharma and its affiliates currently own approximately 66.0% of the issued and outstanding ordinary shares, and Sun Pharma and its affiliates have stated that they are not willing to sell the Taro shares owned by them.  Due to the unwillingness of Sun Pharma to consider selling any of its Taro shares or to entering into any other transaction involving the sale of Taro, there was no reason to contact, and in light thereof no attempt was made to contact, third parties that might otherwise consider an acquisition of Taro.  Further, Taro believes that the merger will provide Taro with additional capabilities, including access to Sun Pharma’s research and development resources, which will assist with improving its product pipeline, and Taro believes that, in light of a growing trend in company consolidations in the generic pharmaceutical market, Taro will benefit from being acquired by Sun Pharma by gaining a wider variety of product potential and customer bases.

Sun Pharma’s, Alkaloida’s and Merger Sub’s Purpose and Reasons

Sun Pharma’s, Alkaloida’s and Merger Sub’s purpose and reasons for engaging in the merger is to increase Sun Pharma’s indirect ownership through its affiliates of ordinary shares from their position of approximately 66.0% of the outstanding shares to 100%.  Upon completion of the merger, Taro will become indirectly wholly owned by Sun Pharma and its affiliates.

Following the appointment by Sun Pharma of five directors to the board of directors of the Company and the resignation of all nine of the incumbent directors of the Company, the director appointees of Sun Pharma constituted the majority of the directors of the Company. After Sun Pharma took control over the Company, Sun Pharma and Alkaloida continued to review and evaluate Taro and the advantages and disadvantages of Taro being a publicly traded company or a privately held company, and reached the following conclusions during that time.

Sun Pharma, Alkaloida and Merger Sub believe that it is best for Taro to delist its shares from the NYSE and operate as a privately held entity in order to allow Taro greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of its ordinary shares and related reporting requirements.  In particular, Sun Pharma, Alkaloida and Merger Sub believe that Taro does not benefit from being a public company and that consequently, the significant legal, accounting and other costs and expenses incurred by Taro by virtue of being a public company are unnecessary and detrimental to Taro’s business.  Sun Pharma, Alkaloida and Merger Sub believe that Taro’s resources (including its managers’ time) that have historically been used to meet Taro’s reporting and other obligations arising from its status as a public company will be much better deployed on matters directly related to Taro’s business.

In addition, Sun Pharma, Alkaloida and Merger Sub believe that the merger will provide Taro with additional capabilities, including access to Sun Pharma’s research and development resources, which will assist with improving its product pipeline, and Sun Pharma, Alkaloida and Merger Sub believe that, in light of a growing trend in company consolidations in the generic pharmaceutical market, Sun Pharma will benefit from acquiring Taro by being able to share a wider variety of product potential and customer base.

The goal of the transaction is to have Taro become a wholly owned subsidiary of Sun Pharma, and under Israeli law, this typically is accomplished by either a merger or a tender offer.  The transaction is structured as a merger, which requires (i) approval of the audit committee and board of directors of Taro, (ii) the affirmative vote of 75% of the voting power of Taro present and voting at the extraordinary general meeting in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (the shareholders described in (A) and (B), the “Interested Shareholders”) (unless the total voting power of Taro held by holders other than the Interested Shareholders and voting against the merger does not exceed 2% of the total voting power of the Company); (iii) the affirmative vote of 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iv) the affirmative vote of 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy.  If the transaction had been structured as a tender offer, it would not have required approval of the audit committee or board of directors of Taro, but Sun Pharma would have had to achieve ownership of 95% of Taro ordinary shares by way of the tender offer in order to complete the going-private transaction.  Sun Pharma decided that it preferred the merger route for the transaction, and therefore proposed this transaction to the board of directors of Taro.

Effects of the Merger

As a result of the proposed merger, all Taro ordinary shares, other than ordinary shares held by Sun Pharma and any of its affiliates or Taro and any of its subsidiaries, will be converted solely into the right to receive $39.50 per share, without interest.

In addition, the merger agreement provides that each Taro option outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested and having an exercise price of less than or equal to $39.50, will be cancelled in exchange for the right to receive an amount in cash per option equal to $39.50, less the exercise price of such option and any applicable withholding tax and each Taro option with an exercise price greater than $39.50 will be cancelled, without the payment of any consideration.

Sun Pharma and its affiliates, as the owners of Taro (the surviving entity in the merger) and its business following the completion of the merger, will be the only beneficiaries of any earnings and growth of Taro following the proposed merger.

A primary benefit of the merger to the unaffiliated shareholders will be the right of such shareholders to receive a cash payment of $39.50 for each ordinary share held by such shareholders.

The primary detriment of the merger to the unaffiliated shareholders is that following the merger such shareholders will not have an interest in our potential future earnings, growth or value. Additionally, the receipt of cash in exchange for Taro ordinary shares pursuant to the merger will be a taxable transaction to our shareholders who exchange our ordinary shares for the cash merger consideration.

Upon completion of the proposed merger, the ordinary shares of Taro will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.  Sun Pharma and its affiliates will together have a 100% ownership interest in the surviving corporation’s net book value and net income or loss and the other current shareholders of Taro will have no direct or indirect interest in that net book value and net income or loss. The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of Sun Pharma and its affiliates prior to and immediately after the proposed merger based on the net book value at December 31, 2011 and June 30, 2012, and net earnings for the year ended December 31, 2011 and the six months ended June 30, 2012.

		Ownership of the Company Prior to the merger		Ownership of the Company If the merger were complete
	% Ownership	Net book value at June 30, 2012	Net earnings for the six months ended June 30, 2012	% Ownership	Net book value at June 30, 2012	Net earnings for the six months ended June 30, 2012
$ in thousands
Sun Pharma and its affiliates	66.0%	$449,247	$72,708	100.00%	$680,678	$110,163

		Ownership of the Company Prior to the merger		Ownership of the Company After the merger
	% Ownership	Net book value at December 31, 2011	Net earnings for the year ended December 31, 2011	% Ownership	Net book value at December 31, 2011	Net earnings for the year ended December 31, 2011
U.S. dollars in thousands
Sun Pharma and its affiliates	66.0%	$374,394	$120,569	100.00%	$567,264	$182,680

Financing of the Merger

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $600 million.  Such funds will be funded by Sun Pharma and/or Alkaloida from their cash or cash equivalents on hand at the time the Merger is completed.  The Merger is not conditioned on any financing arrangements.

No Appraisal Rights

Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Anticipated Accounting Treatment of the Merger

Because the ownership and control (both voting and economic) of Taro, as the surviving corporation of the merger, is and will be substantially the same both before and after the merger, there will be no effect on its financial statements as a result of the merger.  Accordingly, the historical book values of Taro’s assets and liabilities will not change and will be carried over in the accounts at their basis prior to the merger.

Material United States Federal Income Tax Consequences of the Merger

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. Holders, as defined in the next paragraph.  This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.  This discussion is limited to U.S. Holders that hold their Taro shares as capital assets within the meaning of Section 1221 of the Code, who are entitled to the benefits of the income tax treaty between the United States and Israel and who do not have a permanent establishment in Israel.  Furthermore, this discussion assumes that Taro is not and has not been a passive foreign investment company for U.S. federal income tax purposes, which Taro believes to be the case.  No ruling has been or will be sought from the U.S. Internal Revenue Service (the “IRS”), and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the merger.  This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the alternative minimum tax, the potential application of the Medicare tax on net investment income or any aspect of U.S. state or local or non-U.S. federal tax laws.  In addition, this summary does not address the considerations that may be applicable to particular classes of U.S. Holders who are subject to special tax treatment under the Code, including (without limitation) U.S. Holders who acquired their Taro shares pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, holders of securities as part of a “straddle,” “hedge,” “conversion” or other risk-reduction transaction, U.S. Holders who within the five-year period prior to the merger have held (directly, indirectly or through attribution) 10% or more of the voting shares of Taro, and persons who own Taro shares through a partnership or other pass-through entity.  In addition, the following discussion does not address the U.S. federal income tax consequences to holders of options and warrants to purchase Taro shares.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Taro shares who receives cash as a part of the merger and who, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE U.S. STATE OR LOCAL, NON-U.S. INCOME OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

TARO SHAREHOLDERS WHO ARE NOT U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME AND WITHHOLDING TAX CONSEQUENCES AND ANY APPLICABLE NON-U.S. TAX CONSEQUENCES OF THE MERGER.  FOR A DISCUSSION OF MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER, PLEASE SEE “MATERIAL ISRAELI INCOME TAX CONSEQUENCES OF THE MERGER” BELOW.

The receipt by a U.S. Holder of cash in connection with the merger will be a taxable transaction for U.S. federal income tax purposes.  Generally, for U.S. federal income tax purposes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash it receives in connection with the merger and the aggregate adjusted tax basis of the shares surrendered by it in the merger.  Gain or loss will be calculated separately for each block of Taro shares (i.e., shares acquired at the same cost in a single transaction) surrendered in the merger.  A U.S. Holder’s adjusted tax basis in its Taro shares generally will equal the purchase price paid by it for such shares.

Any gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the Taro shares surrendered were held for more than one year as of the effective date of the merger and will be short-term capital gain or loss if the Taro shares surrendered were held for one year or less as of the effective date of the merger.  In the case of a non-corporate U.S. Holder, long-term capital gains are subject to U.S. federal income tax at preferential rates.  Certain limitations apply to the use of capital losses.

If any Israeli or other foreign income tax is withheld from the cash received by a U.S. Holder in connection with the merger, the amount realized by a U.S. Holder will include the gross amount of the cash it would be entitled to receive in connection with the merger before deduction of such tax.  Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes, although a U.S. Holder that is entitled to the benefits of the income tax treaty between the United States and Israel (as described below under “Material Israeli Income Tax Consequences of the Merger”) may elect to treat such gain or loss as foreign source gain or loss for U.S. foreign tax credit purposes.  Consequently, if a U.S. Holder is subject to any Israeli or other foreign income tax in connection with the merger and such U.S. Holder does not elect to treat any gain or loss as foreign source gain or loss for U.S. foreign tax credit purposes, the U.S. Holder may not be able to benefit from the foreign tax credit for the tax unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources.  Alternatively, the U.S. Holder may take a deduction for such tax if the U.S. Holder elects to deduct (rather than credit) all foreign income taxes paid or accrued during the taxable year.  The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Certain non-corporate U.S. Holders of Taro shares may be subject to backup withholding, at applicable rates (currently 28%, but scheduled to increase to 31% in 2013) on amounts received pursuant to the merger.  Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a current taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar substitute form or (ii) is otherwise exempt from backup withholding.  If a U.S. Holder does not provide its correct taxpayer identification number on IRS Form W-9 or a substantially similar substitute form, such U.S. Holder may be subject to penalties imposed by the IRS.  Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that such U.S. Holder timely furnishes the required information to the IRS.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF.  SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. STATE OR LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS) OF THE MERGER.

Material Israeli Income Tax Consequences of the Merger

The following is a summary discussion of Israeli tax consequences of the merger for Taro shareholders.  The following summary is included for general information purposes only, and is based upon Israeli tax law in effect as of the date of this proxy statement.  No opinion of counsel has been or will be sought with respect to this summary, and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax consequences described below, and any such change may apply retroactively.  This discussion does not discuss all material aspects of Israeli tax consequences which may apply to particular holders of Taro ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below.  Because individual circumstances may differ, holders of Taro ordinary shares should consult their tax advisors as to the Israeli tax consequences applicable to them.

Under the Israeli Income Tax Ordinance [New Version], 1961 and the rules and regulations promulgated thereunder (the “Israeli Tax Ordinance”), the disposition of shares of an Israeli company is generally deemed to be a sale of capital assets.  The Israeli Tax Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a double taxation prevention treaty between Israel and the country of the non-resident provides otherwise.

For individual shareholders, the tax rate applicable to capital gains derived on or after January 1, 2012, is generally 25%.  However, if the shareholder has claimed a deduction for financing expenses in connection with the shares or if such shareholder is considered a “material shareholder” at any time during the 12-month period preceding such sale (i.e., the shareholder holds directly or indirectly, alone or together with another, at least 10% of any means of control in the company), the tax rate will be 30%.  Companies are subject to tax on capital gains derived from the sale of shares at the general corporate rate (currently 25%).  However, different tax consequences would apply to: (i) dealers in securities and (ii) shareholders who acquired their shares prior to the initial public offering.

Notwithstanding the foregoing, according to the Israeli Tax Ordinance, non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the disposition of shares in an Israeli corporation publicly traded on a recognized stock exchange outside of Israel (such as the Taro ordinary shares), provided that such gains are not derived from a permanent establishment of such shareholders in Israel, that such shareholders are not subject to the Inflationary Adjustments Law, and provided further that such shareholders did not acquire their shares prior to the issuer’s initial public offering.  However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has, directly or indirectly, a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Pursuant to a treaty between the governments of the United States and Israel with respect to taxes on income, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax.  However, this exemption will not apply if (i) such U.S. resident holds, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, (ii) the shareholder, if an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year; or (iii) the capital gains from such sale, exchange or disposition can be attributed to a permanent establishment maintained in Israel.  In any such case, the sale, exchange or disposition of ordinary shares would be subject to Israeli tax, to the extent applicable and subject to the general exemption for non-residents described above.  If the Withholding Ruling (described below) is not obtained and if you will not obtain an exemption certificate from the Israeli Tax Authority (the “ITA”) prior to the payment of the merger consideration, and Sun Pharma, Alkaloida, Merger Sub or the paying agent withholds Israeli tax from the merger consideration in respect of a person who is exempt from Israeli capital gains tax pursuant to the income treaty between the United States and Israel, such person must generally apply to the Israeli tax authorities for a refund of such withholding tax.

Our shareholders who acquired their shares prior to our initial public offering, and who do not qualify for an exemption from Israeli capital gains tax under the Israeli Tax Ordinance or an applicable tax treaty to which the State of Israel is a party, including the treaty between the governments of the United States and Israel described above, may be subject to Israeli capital gains tax on the disposition of their ordinary shares in the merger.  SUCH SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM.

The payment of the consideration may be subject to the withholding of Israeli tax at the source with respect to certain categories of shareholders.  If the Withholding Ruling is obtained, it is expected that you will be required to provide certain declarations regarding your status and shareholdings for the purposes of evaluating the applicability of Israeli withholding tax, which we expect will be included in the letter of transmittal we will provide following the completion of the merger.  Shareholders who hold their shares in “street name” through a broker, bank or other nominee should contact such broker, bank or other nominee or their independent tax advisor regarding any documentation or other requirements that will need to be satisfied in order to establish an exemption from Israeli withholding tax that may be available pursuant to the Withholding Ruling or otherwise.

Israeli Tax Rulings

In instances where our shareholders may be liable for Israeli tax on the disposition of their Taro ordinary shares, the payment of the merger consideration may be subject to the deduction of Israeli tax at source.  In addition, application of an exemption under a tax treaty or under certain provisions of the Israeli Tax Ordinance normally requires the pre-approval of the ITA.

Sun Pharma and Taro filed with the ITA, on August 30, 2012, an application for a ruling that will either (1) exempt Sun Pharma, Alkaloida, Merger Sub and the paying agent from any obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable as part of the merger consideration, or clarify that no such obligation exists; or (2) clearly instruct Sun Pharma, Alkaloida, Merger Sub or the paying agent how such withholding of Israeli tax at source is to be executed, and, in particular, with respect to the classes or categories of holders or former holders of Taro shares from which tax is to be withheld (if any), and the rate or rates of withholding to be applied (the “Withholding Ruling”).

There is no assurance that the Withholding Ruling will be obtained, and if obtained, what will be its terms and conditions.  Receipt of the Withholding Ruling is not a condition for closing the merger.  Taro expects that such ruling will be issued prior to the closing of the merger, but there can be no assurance that this will, in fact, be the case.  If the Withholding Ruling is not issued, then Sun Pharma, Alkaloida, Merger Sub or the paying agent, when paying the merger consideration to Taro shareholders, will not have the benefit of the instructions expected to be included in such ruling of the ITA.  In this case, Sun Pharma, Alkaloida, Merger Sub or the paying agent may in good faith determine that it is required to withhold Israeli tax at the rates set by the Israeli Tax Ordinance from Taro shareholders.  In some cases, if Sun Pharma, Alkaloida, Merger Sub or the paying agent determines that it is required under Israeli tax law to withhold taxes, the recipient of the consideration may need to request a refund from the ITA of the tax so withheld or to apply in advance for an individual withholding tax ruling from the ITA.

THE SUMMARY OF MATERIAL ISRAELI INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF.  NO OPINION OF COUNSEL HAS BEEN OR WILL BE SOUGHT WITH RESPECT TO THIS SUMMARY, AND NO ASSURANCE CAN BE GIVEN THAT NEW OR FUTURE LEGISLATION, REGULATIONS OR INTERPRETATIONS WILL NOT SIGNIFICANTLY CHANGE THE TAX CONSEQUENCES DESCRIBED ABOVE, AND ANY SUCH CHANGE MAY APPLY RETROACTIVELY.  THIS DISCUSSION DOES NOT DISCUSS ALL MATERIAL ASPECTS OF ISRAELI TAX CONSEQUENCES WHICH MAY APPLY TO PARTICULAR HOLDERS OF TARO ORDINARY SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, SUCH AS INVESTORS SUBJECT TO SPECIAL TAX RULES OR OTHER INVESTORS REFERRED TO ABOVE.  SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Provisions for Unaffiliated Shareholders

No provision has been made to grant the unaffiliated shareholders access to the corporate files of Sun Pharma, Alkaloida, Merger Sub or Taro or to obtain counsel or appraisal services at their expense.

Estimated Fees and Expenses

The estimated fees and expenses* incurred or expected to be incurred by Taro in connection with the proposed merger are as follows:

Financial Advisor Fees and Expenses	$8,200,000
Legal, Accounting and Other Professional Fees	$1,225,000
Printing and Mailing Costs	$18,000
Filing Fees	$69,000
Miscellaneous	$-

Total:	$9,512,000

*	All fees and expenses are estimates.

Plans for Taro after the Merger

It is expected that, upon completion of the merger, the operations of Taro will be conducted substantially as they currently are being conducted, except that the ordinary shares of Taro will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, and Taro will be indirectly wholly owned by Sun Pharma and its affiliates.

Under the terms of the merger agreement, the directors of Merger Sub will serve as directors of Taro following completion of the merger, and thereafter Sun Pharma and Alkaloida expect that the directors of Taro will be comprised of persons affiliated with Sun Pharma and Alkaloida. It is further contemplated that the officers of Taro immediately prior to the completion of the merger will continue to serve as officers following completion of the merger.

Sun Pharma and Alkaloida do not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Taro’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Sun Pharma and Alkaloida expect, however, that following the merger they will evaluate and review Taro’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Taro after the merger (including in relation to integrating Taro with Sun Pharma’s other businesses). Sun Pharma and Alkaloida expressly reserve the right to make any changes they deem appropriate in light of their evaluation and review or in light of future developments.

Certain Financial Projections

Important Information about Taro Management’s Projections

Taro management does not, as a matter of course, make available to the public future financial projections.  However, in connection with Taro’s evaluation of a possible transaction, Taro’s management prepared and provided to the Special Committee and Citi certain non-public, internal financial forecasts regarding Taro’s projected future financial performance for the 2012 through 2016 fiscal years.  Taro has included below a summary of these forecasts solely for the purpose of providing shareholders access to certain non-public information considered by the Special Committee, the audit committee and the board of directors in evaluating the merger.

The inclusion of the financial projections set forth below in this proxy statement are not being included to influence your decision on whether to vote for the merger and the transactions contemplated by the merger agreement and should not be regarded as an indication that Taro, the Special Committee or any recipient of the financial projections considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied upon as such. See “Caution Regarding Forward-Looking Statements.”

The financial projections are subjective in many respects and reflect numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond Taro’s control, including estimates and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Taro’s business. Important factors that may affect actual results and cause the financial projections not to be accurate include, but are not limited to, risks and uncertainties relating to Taro’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, competition and the protection and enforcement of intellectual property rights. These financial projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change.  In addition, the financial projections do not reflect any events that could affect Taro’s prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared, including the announcement of the potential acquisition of Taro by Sun Pharma pursuant to the merger agreement.  Further, the financial projections do not take into account the effect of any failure of the merger to occur, and should not be viewed as necessarily accurate or continuing in that context.  The financial projections cover multiple years and by their nature become less meaningful and predictive with each successive year.  As a result, actual results may differ materially from those contained in these financial projections.

Further, and for the same reasons, the financial projections should not be construed as commentary by Taro’s management as to how management expects Taro’s actual results to compare to research analysts’ estimates.  The financial projections should not be regarded as an indication that any of Taro, the Special Committee or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal forecasts be considered appropriate for other purposes.  None of Taro, the Special Committee or their respective affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the financial projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error. None of Taro, the Special Committee or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding Taro’s ultimate performance compared to the information contained in these financial projections or that the forecasted results will be achieved.

The financial projections were based on then current market conditions, adjusted to take into account the likelihood and potential impact of competition on Taro's existing products as well as the projected impact of new products expected to be introduced by Taro.  The financial projections also assume that fixed costs will increase at 3% per year and that variable costs will vary with net sales.

Set forth below is a summary of the financial projections.

Taro Management 5-Year Forecast

FY 2010–11A and FY 2012–2016E

$mm (1) (2)	2010	A	2011	A	2012	E	2013	E	2014	E	2015	E	2016	E
Income Statement
Net sales	392.5		505.7		573.6		535.4		514.3		491.6		498.2
COGS	(145.0)		(162.1)		(165.8)		(162.1)		(159.6)		(158.4)		(161.8)
SG&A	(103.2)		(89.2)		(87.5)		(88.0)		(88.6)		(89.6)		(92.0)
R&D	(36.4)		(30.9)		(53.0)		(53.5)		(51.4)		(49.2)		(49.8)
Impairment	(2.6)		(0.8)		--		--		--		--		--
EBITDA (3)	105.3		222.7		267.3		231.8		214.7		194.4		194.5
Depreciation & amortization	(18.8)		(18.7)		(20.0)		(20.0)		(22.0)		(22.0)		(22.0)
Operating income	86.5		204.0		247.3		211.8		192.7		172.4		172.5
Foreign exchange	(5.3)		6.9		(0.2)		--		--		--		--
Interest expense	(6.6)		(3.2)		(0.1)		(1.8)		(1.1)		(0.4)		(0.3)
Interest income	0.8		0.6		0.9		3.9		3.8		3.6		3.6
Profit before tax	75.4		208.3		247.9		213.9		195.5		175.7		175.8
Tax expense	(10.5)		(24.6)		(47.3)		(38.1)		(33.1)		(27.8)		(27.8)
Net income	64.9		183.7		200.6		175.8		162.3		147.9		148.0

(1)           The financial forecast was presented by Taro management to Citi as of June 14, 2012.  Taro management has not undertaken to update the forecast since this date.

(2)           The amounts shown in this table reflect immaterial differences due to rounding.

(3)           “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure recognized by generally accepted accounting principles in the United States (“GAAP”). Non-GAAP financial measures are not intended to be substitutes for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of other companies.

The financial projections should be read together with Taro’s historical financial statements and the other information regarding Taro contained elsewhere in this proxy statement. The financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or GAAP. Neither Taro’s independent accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their respective achievability, and accordingly assume no responsibility for them.  There can be no assurance that any projections will be realized, or that the assumptions on which they are based will prove to be correct. The financial projections do not and should not be read to update, modify or affirm any prior financial guidance issued by Taro. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote to adopt the merger agreement.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement.  This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference.  The merger agreement has been included to provide you with information regarding its terms.  We encourage you to read the entire merger agreement.  The merger agreement is not intended to provide any other factual information about us.  Such information can be found elsewhere in this proxy statement and in the other public filings Taro makes with the SEC, which are available without charge at www.sec.gov.

The Merger

Following the satisfaction or waiver of all of the conditions to completion of the merger contained in the merger agreement, including the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the shareholders of Taro, Merger Sub, a wholly owned subsidiary of Alkaloida will merge with and into Taro, with Taro continuing as the surviving corporation and as an indirect wholly owned subsidiary of Sun Pharma and its affiliates.  Pursuant to the merger, Taro, as the surviving corporation, will succeed to and assume all of the rights, properties and obligations of Merger Sub.

Effective Time

The parties are required, in accordance with Israeli law, to deliver to the Companies Registrar of the State of Israel (which we refer to as the “Companies Registrar”), a merger proposal with respect to the merger.  Under Israeli law, the effective time of the merger and the issuance of the certificate of merger may occur no earlier than the later of: (i) 50 days following the delivery of the merger proposal to the Companies Registrar and (ii) 30 days following the approval of the merger by the shareholders of Taro and Merger Sub.  Therefore, assuming Taro shareholder approval of the merger is obtained on the date of the meetings, the effective time of the merger may occur no earlier than December     , 2012.  Before the closing of the merger, the parties will deliver a notice to the Companies Registrar informing the Companies Registrar that the merger was approved by the shareholders of Taro and by Alkaloida as sole shareholder of Merger Sub.  Such notice must be delivered no later than three days from the date of the meetings.  The Merger will become effective in the manner provided in Section 323 of the Israeli Companies Law and as promptly as practicable after the satisfaction of the conditions for completion of the merger set forth in the merger agreement.  If the merger is approved at the meetings, we expect the merger to close no earlier than the fourth quarter of 2012.

The parties are working to complete the merger as quickly as possible.  However, the merger is subject to various closing conditions.  No assurances can be given that the parties will obtain the necessary approvals or that the parties will obtain them in a timely manner.

Merger Consideration

If the merger is completed, each outstanding Ordinary Share of Taro not held by Sun Pharma and any of its affiliates, Taro and any subsidiary of Taro will automatically be converted into and represent solely the right to receive $39.50 in cash, without interest and less any applicable withholding tax.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Taro shareholder and will have no rights as a shareholder of Sun Pharma or Alkaloida.  You will receive written instructions from the paying agent appointed by Alkaloida for sending in your share certificates and receiving the cash consideration to which you will be entitled.

If the merger is completed, all shares of Merger Sub outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist and no consideration will be delivered in exchange for such shares.

Payment Procedures

Prior to the effective time of the merger, Alkaloida will appoint a paying agent reasonably acceptable to Taro who will make payments to you of the merger consideration upon your proper surrender of your ordinary shares or upon receipt by the paying agent of an “agent’s message” in the case of ordinary shares held in “street name” through a broker, bank or other nominee.  As of the effective time of the merger, Alkaloida will have deposited with the paying agent an amount of cash sufficient to pay the merger consideration to each of our shareholders entitled to the merger consideration.  As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each record holder for use in surrendering your ordinary shares.  When you properly surrender your ordinary shares to the paying agent in exchange for payment together with a properly completed and duly signed letter of transmittal and any other documents that the paying agent may require, or, in the case of ordinary shares held in “street name” through a broker, bank or other nominee, after the paying agent delivers the “agent’s message” with respect to such shares, you will be entitled to receive the merger consideration.  From and after the effective time of the merger, until certificate(s) representing shares of Taro or book-entry shares have been properly surrendered, each such certificate or book-entry share, as applicable, will be deemed to represent only the right to receive $39.50 in cash, without interest, for each ordinary share.

The paying agent will only pay the merger consideration in a name other than the name in which a surrendered certificate and/or book-entry shares are registered if (i) certificate(s) are properly endorsed and otherwise in proper form for transfer and (ii) such other person who requests such payment (A) pays to the paying agent any taxes incurred because payment is made to such other person or (B) has established to the satisfaction of Alkaloida that such tax has been paid or is not payable.  Sun Pharma and Taro have requested a ruling from the ITA regarding the tax withholding required of Sun Pharma, Alkaloida, Merger Sub and the paying agent.  The share certificate and book-entry share exchange procedures must comply with the requirements of such tax ruling.

If a certificate representing Taro shares is lost, stolen or destroyed, Alkaloida may require, as a condition to the receipt of the merger consideration, that the holder of such certificate sign an affidavit confirming such loss, theft or destruction and post a bond as indemnity against claims made in connection with the lost, stolen or destroyed certificate.

Any funds that have been deposited with the paying agent and have not been disbursed within nine months after the effective time of the merger will be delivered by the paying agent to Alkaloida upon demand.  After that date, holders of certificates who have not complied with the instructions delivered by the paying agent will only be entitled to look to Sun Pharma or Alkaloida for payment with respect to the merger consideration payable upon surrender of their certificate(s).

Representations and Warranties

The merger agreement contains certain representations and warranties by Taro relating to, among other things: organization and qualifications of Taro and its subsidiaries; articles of association and memorandum of association; capital structure of Taro; authority of Taro relative to the merger agreement; required shareholder vote; no conflict; information supplied; fairness opinion; and payment of fees to brokers.

Certain of the representations of Taro are qualified by materiality or a material adverse effect standard.  For purposes of the merger agreement, “material adverse effect” means an effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of Taro and its subsidiaries taken as a whole; or (b) the ability of Taro to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement; provided, however, that certain matters are not taken into account in determining whether a material adverse effect has occurred: (i) changes in the economy or financial markets (including credit markets) in general, (ii) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which Taro and its subsidiaries operate, (iii) changes in law or applicable accounting regulations or principles or interpretations thereof, (iv) changes that arise out of the existence or announcement of the merger agreement or out of actions required by the merger agreement or the transactions contemplated thereby, (v) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism (other than such acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of Taro or any of its subsidiaries or otherwise disrupt in any material manner the business or operations of Taro or any of its material subsidiaries), and (vi) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement, or the approval thereof; provided, however, that with respect to clauses (i), (ii) and (iii), solely to the extent that the impact of such change or effect is not disproportionately adverse in any material respects to Taro and its subsidiaries taken as a whole compared to other companies in the same industry.

The merger agreement contains representations and warranties by Sun Pharma, Alkaloida and Merger Sub relating to, among other things: organization and qualifications of Sun Pharma, Alkaloida and Merger Sub; authority of Sun Pharma, Alkaloida and Merger Sub to execute, deliver and perform the merger agreement, the merger and the other transactions contemplated by the merger agreement; binding nature of the merger agreement; no required shareholder vote; sufficient financing; and disclosure.

The representations and warranties in the merger agreement are not easily summarized and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement.  In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact.  You are urged to read carefully the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Sun Pharma, Alkaloida and Merger Sub.” The representations and warranties of the parties contained in the merger agreement expire upon the consummation of the merger.

Proxy Statement; Schedule 13E-3; Shareholder Meeting

Taro agreed to prepare this proxy statement and, subject to the reasonable approval of the Special Committee of the content of the proxy statement, to cause this proxy statement to be mailed to Taro’s shareholders as promptly as practicable (provided that, if applicable, such date shall follow the date on which the SEC or its staff advises that is has no further comments on the Schedule 13E-3 (as defined below)).  Taro also agreed to cause this proxy statement to comply with legal requirements applicable to it, to provide Sun Pharma and Alkaloida with a reasonable opportunity to review and comment on drafts of this proxy statement and promptly cause the proxy statement to be filed with the SEC.  The parties agreed to jointly prepare a Schedule 13E-3 (the “Schedule 13E-3”) relating to the transactions contemplated by the merger agreement and, subject to the reasonable approval of the Special Committee of the content of the Schedule 13E-3, promptly cause the Schedule 13E-3 to be filed with the SEC.  Taro agreed to notify Sun Pharma and Alkaloida as soon as practicable of the receipt of any comments from the SEC with respect to the Schedule 13E-3 and any request by the SEC for any amendment to the Schedule 13E-3 or for additional information, and agreed to supply Sun Pharma and Alkaloida with copies of all correspondence between Taro and any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3 or the transactions contemplated by the merger agreement.  Each of the parties agreed to use its commercially reasonable efforts to resolve all SEC comments with respect to the Schedule 13E-3 as promptly as practicable after receipt thereof.

Taro also agreed to cause an amendment or supplement to be mailed to Taro shareholders and filed with the SEC as soon as reasonably practicable if any event occurs or Taro becomes aware of any information that should be disclosed in an amendment or supplement to this proxy statement.  Sun Pharma, Alkaloida and Merger Sub agreed that if one of them becomes aware of any information that should be disclosed in an amendment or supplement to this proxy statement or Schedule 13E-3 (if applicable), then Sun Pharma, Alkaloida or Merger Sub shall promptly inform the Company of such information.  Additionally, Taro has agreed that this proxy statement would include the recommendation of Taro’s board of directors, based on the recommendations of the audit committee and the Special Committee, that Taro’s shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, unless such recommendation is modified or withdrawn in accordance with the terms of the merger agreement.  Sun Pharma and Alkaloida have agreed to vote or cause to be voted all ordinary shares and founders’ shares beneficially owned by Sun Pharma and Alkaloida and their respective affiliates which they have the power to vote or cause to be voted in favor of the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Additionally, Taro agreed to call, give notice of and hold an extraordinary general meeting and class meetings of shareholders for the purpose of approving the merger agreement, the merger and the transactions contemplated by the merger agreement.  Taro agreed to use its reasonable best efforts to solicit from holders of Taro ordinary shares proxies in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Merger Sub General Meeting

Immediately following the approval of the merger by the shareholders of Taro, Alkaloida, as the sole shareholder of Merger Sub, has agreed to approve the merger.  Within three days after the approval of the merger agreement, the merger and the other required approval transactions by Alkaloida, Merger Sub will inform the Companies Registrar of such approval.

Changes in Board Recommendation and Special Committee Recommendation

Prior to the Taro shareholder approval, neither the Taro board of directors nor the Special Committee may withdraw or modify in a manner adverse to Sun Pharma, Alkaloida and/or Merger Sub, its recommendation that the Taro shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement unless the board of directors, upon recommendation of the Special Committee, or the Special Committee, respectively, determines, after taking into account the advice of its outside legal counsel(s) and financial advisor(s), that the failure to withdraw or so modify the recommendation of the board of directors or the recommendation of the Special Committee, respectively, would be inconsistent with the fiduciary obligations of the board of directors or the Special Committee, respectively, under applicable law (in either case, a “Change in Recommendation”); provided, however, that unless made later than the fifth business day preceding the meetings, no Change in Recommendation may be made until after at least five business days following the receipt by Sun Pharma and Alkaloida of notice from Taro advising that the board of directors or Special Committee, as applicable, intends to take such action and the basis therefor, including reasonably detailed information regarding the circumstances and details surrounding such action.  Taro agreed to notify Sun Pharma and Alkaloida promptly of: (A) any withdrawal of or modification to the recommendation of the board of directors; and (B) the circumstances and details surrounding such withdrawal or modification.  In the event (1) the Taro board of directors or the Special Committee determines that the $39.50 per share merger consideration is no longer fair to the unaffiliated shareholders and (2) the Taro board of directors, upon recommendation of the Special Committee, or the Special Committee, determines, after taking into account the advice of its outside legal counsel(s) and financial advisor(s), that the failure to make a Change in Recommendation would be inconsistent with its fiduciary obligations under applicable law, the Taro board of directors and/or Special Committee would be permitted under the terms of the merger agreement to make a Change in Recommendation and terminate the merger agreement.

Regulatory Matters

The parties have agreed to use commercially reasonable efforts to deliver and file, as promptly as practicable after August 12, 2012, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli governmental body with respect to the merger.

Taro agreed to apply for, as promptly as practicable after August 12, 2012, rulings from the ITA (i) exempting Sun Pharma, Alkaloida, Merger Sub and the paying agent from any obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable as part of the merger consideration, or clarifying that no such obligation exists; and/or (ii) clearly instructing Sun Pharma, Alkaloida, Merger Sub or the paying agent how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Taro shares or Taro options from which tax is to be withheld (if any), the rate or rates of withholding to be applied.

Each party agreed to give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli governmental body with respect to the merger, keep the other parties informed as to the status of any such legal proceeding, and promptly inform the other parties of any communication with the Companies Registrar or any other Israeli governmental body regarding the merger or any of the other contemplated transactions.

Each party to the merger agreement agreed to use commercially reasonable efforts to file, as promptly as reasonably practicable after August 12, 2012, all notices, reports and other documents required to be filed with any governmental body with respect to the merger and the other contemplated transactions and to submit promptly any additional information requested by any such governmental body.

Under the Companies Law, Taro and Merger Sub may not complete the merger without first making the following filings and notifications to the Israeli Companies Registrar: (i) filing a “merger proposal” in accordance with Section 317(a) of the Companies Law; (ii) providing notices to creditors of the proposed Merger (specifically, a copy of the merger proposal must be sent to the secured creditors of each merging company within three days after its filing with the Israeli Companies Registrar, known substantial creditors must be informed individually by registered mail of the filing of the merger proposal with the Israeli Companies Registrar within four business days thereof, where it can be reviewed, and non-secured creditors must be informed of the merger proposal by publication in two daily Hebrew newspapers circulated in Israel on the day that the merger proposal is submitted to the Israeli Companies Registrar and, where necessary, elsewhere and by making the merger proposal available for review); (iii) because Taro employs more than 50 employees, Taro must provide to the workers’ union a copy of the publication placed in the newspapers or post a copy of the publication placed in the newspapers in a prominent location in the workplace within three business days after the filing of the merger proposal with the Israeli Companies Registrar; and (iv) after the shareholders vote, each of the merging companies must file a notice with the Israeli Companies Registrar regarding the decision of its shareholders.

Assuming that the shareholders of each of the merging companies approve the merger agreement, the merger and the other transactions contemplated by the merger agreement (and that all the other conditions set forth in the merger agreement have been satisfied or waived, if permissible under applicable law), and so long as at least 30 days have passed from the date of the meetings and at least 50 days have passed from the date of the filing of the merger proposal with the Israeli Companies Registrar by both merging companies, the merger will become effective and the Israeli Companies Registrar will be required to register the merger in the Surviving Company’s register and to issue the Surviving Company a certificate of merger.

Notice of Certain Events; Communications with Government Bodies

Taro has agreed to give prompt written notice to Sun Pharma and Alkaloida, and Sun Pharma and Alkaloida have agreed to give prompt written notice to Taro, of (i) any material communication received from (a) any governmental body or (b) from any person alleging that such person’s consent is or may be required in connection with the merger agreement or the other transactions contemplated by the merger agreement; (ii) any material claims, actions, suits, proceedings or investigations commenced or, to such party’s knowledge, threatened that relate to the merger agreement or the transactions contemplated by the merger agreement; and (iii) any fact known to such party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such party’s representations, warranties, covenants or agreements contained in the merger agreement or would reasonably be expected to prevent, materially delay or impede, the consummation of the merger or any other transaction contemplated by the merger agreement.

Each party to the merger agreement agreed to permit the other parties to review in advance any substantive communication proposed to be made by such party to any governmental body and provide the other parties with copies of all correspondence, filings or other communications between them and any governmental body.  The parties to the merger agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

Stock Exchange Delisting

Sun Pharma, Alkaloida, and Taro agreed to cooperate and use commercially reasonable efforts to cause the delisting of Taro’s ordinary shares from the New York Stock Exchange and the deregistration of such ordinary shares as promptly as practicable following the closing of the merger.

Stock Options

Each Taro option outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, shall be cancelled and each holder of such Taro option shall receive a cash payment as promptly as practicable following the effective time of the merger in respect of each such Taro option in an amount equal to the amount, if any, by which $39.50 exceeds the exercise price of the Taro option, less all applicable tax withholding and other authorized deductions.  Each Taro option with an exercise price greater than $39.50 will be cancelled, without the payment of any consideration.

Additional Agreements

Sun Pharma, Alkaloida and Taro agreed to use commercially reasonable efforts to take or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement.

Prior to the effective time of the merger, none of Sun Pharma, Alkaloida, Merger Sub or Taro may take or cause to be taken any action to cause any change in the composition of the Special Committee.  Additionally, prior to the effective time of the merger, in addition to any approvals of the board of directors or the Taro shareholders as required by applicable law, the approval of the Special Committee is required (i) for Taro to terminate or amend the merger agreement, (ii) for Taro to exercise or waive any of its benefits, rights or remedies under the merger agreement or (iii) for Taro to take any action that would prevent or materially delay the consummation of the merger.  The Special Committee has the sole authority to direct Taro to terminate the merger agreement.

Disclosure

Sun Pharma, Alkaloida and Taro agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger agreement, the merger or the transactions contemplated by the merger agreement.

Director and Officer Indemnification and Insurance

Following the merger, Sun Pharma and Alkaloida agreed to use commercially reasonable efforts to maintain the directors’ and officers’ liability insurance policy currently in effect (or substitute such policy with a comparable policy), which provides coverage with respect to the acts and omissions of Taro officers and directors occurring prior to the effective time of the merger, for a period of seven years following the merger; provided that Taro, as the surviving company, shall not be required to expend annually more than 250% of its annual current premiums for such coverage.  All rights to indemnification by Taro or its subsidiaries in favor of their current or former directors and officers as of or prior to August 12, 2012 for their acts and omissions as directors and/or officers occurring prior to the effective time of the merger pursuant to specified indemnification agreements will survive for a period of seven years following the merger.  In addition, Sun Pharma agreed, unless otherwise required by law, to cause the Articles of Association and comparable organizational documents of Taro and each of its subsidiaries to contain provisions no less favorable with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than were set forth on August 12, 2012 in the Company’s Articles of Association and comparable organizational documents of the relevant subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the applicable officers and directors with respect to exculpation and limitation of liabilities or insurance and indemnification.

Conditions to Completion of the Transaction

The obligations of Sun Pharma, Alkaloida and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver to the extent permitted under applicable law) of the following conditions:

•
the representations and warranties of Taro relating to capitalization, receipt of a fairness opinion and brokers shall have been true and accurate in all material respects as of the date of the merger agreement and true and accurate in all material respects as of the closing date of the merger as if made on and as of such closing date (subject to an exception for representations and warranties made as of a specific date);

•
the other representations and warranties of Taro shall have been true and accurate as of the date of the merger agreement and true and accurate as of the closing date of the merger as if made on and as of such closing date (subject to an exception for representations and warranties made as of a specific date); except where the failure of such representation and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, a material adverse effect with respect to Taro;

•
Taro shall have performed or complied with in all material respects all obligations and covenants that are required to be complied with or performed by Taro under the merger agreement at or prior to the closing date of the merger;

•	Taro shall have provided to Sun Pharma and Alkaloida a certificate confirming that the conditions above have been satisfied;

•
any waiting period applicable to the merger under the Israeli Companies Law shall have expired, elapsed or terminated, including at least 30 days after the approval of the merger by the shareholders of Taro and Merger Sub;

•
the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the affirmative vote of (i) 75% of the voting power of Taro present and voting at the extraordinary general meeting of Taro’s shareholders in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (unless the total voting power of the Company held by holders other than those described in (A) and (B) above and voting against the merger does not exceed 2% of the total voting power of Taro); (ii) 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy;

•
no temporary restraining order, preliminary or permanent injunction or other order against Sun Pharma, Alkaloida or Merger Sub preventing the consummation of the merger and no legal requirement shall have been enacted or deemed applicable to the merger that would make the consummation of the merger illegal; and

•	Taro and Merger Sub shall have received a certificate of merger from the Israeli Companies Registrar.

The obligation of Taro to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver to the extent permitted under applicable law) of the following conditions:

•
the representations and warranties of Sun Pharma, Alkaloida and Merger Sub shall have been true and accurate as of the date of the merger agreement and true and accurate as of the closing date of the merger as if made on and as of such closing date (subject to an exception for representations and warranties made as of a specific date); except where the failure of such representation and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not individually or in the aggregate reasonably be expected to have, a material adverse effect on the ability of Sun Pharma, Alkaloida and Merger Sub to consummate the transactions;

•
Sun Pharma, Alkaloida and Merger Sub shall have performed or complied with in all material respects all obligations and covenants that are required to be complied with or performed by them under the merger agreement at or prior to the closing date;

•	Sun Pharma, Alkaloida and Merger Sub shall have provided to Taro a certificate confirming that the conditions above have been satisfied;

•
the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the affirmative vote of (i) 75% of the voting power of Taro present and voting at the extraordinary general meeting in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (unless the total voting power of the Company held by holders other than those described in (A) and (B) above and voting against the merger does not exceed 2% of the total voting power of Taro); (ii) 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy;

•
any waiting period applicable to the merger under the Israeli Companies Law shall have expired, elapsed or terminated, including at least 30 days after the approval of the merger by the shareholders of Taro and Merger Sub;

•
no temporary restraining order, preliminary or permanent injunction or other order against Taro preventing the consummation of the merger and no legal requirement shall have been enacted or deemed applicable to the merger that would make the consummation of the merger illegal; and

•	Taro and Merger Sub shall have received a certificate of merger from the Israeli Companies Registrar.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger (notwithstanding any approval by Taro’s shareholders):

•	by mutual written consent of Sun Pharma, Alkaloida and Taro (acting at the direction of the Special Committee); or

•	by either Sun Pharma or Alkaloida, on the one hand, or Taro, on the other hand (acting at the direction of the Special Committee), if:

•
the merger has not been consummated by May 12, 2013, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the merger to occur by such date; or

•
if the meetings (including any adjournments and postponements thereof) have been held and completed, the shareholders have taken a final vote on the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and the required approval of Taro’s shareholders has not been obtained; or

•
a court of competent jurisdiction or other governmental entity shall have issued an order or taken any action permanently restraining, enjoining or otherwise prohibiting the merger which order or action shall become final and non-appealable; or

•	by Sun Pharma and Alkaloida if:

•
prior to Taro shareholder approval, the Special Committee withdraws or modifies in a manner adverse to Sun Pharma, Alkaloida or Merger Sub its recommendation that the shareholders vote to approve the merger agreement; or

•
Taro breaches any representation, warrant, covenant or agreement, which breach is not cured (if curable) within the timeframe specified in the merger agreement and that would result in a failure of a Sun Pharma, Alkaloida or Merger Sub condition to effect the merger; or

•	by Taro (acting at the direction of the Special Committee) if:

•
Sun Pharma, Alkaloida or Merger Sub breaches any representation, warrant, covenant or agreement, which breach is not cured (if curable) within the timeframe specified in the merger agreement and that would result in a failure of a Taro condition to effect the merger; or

•
prior to Taro shareholder approval, the board of directors or the Special Committee withdraws or modifies in a manner adverse to Sun Pharma, Alkaloida or Merger Sub its recommendation that the shareholders vote to approve the merger agreement.

Expenses

Generally, each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement; provided that Taro will pay all expenses relating to printing, filing and mailing the Schedule 13E-3 and proxy statement.

Extension, Waiver and Amendment of the Merger Agreement

Any of Sun Pharma, Alkaloida, Merger Sub or Taro (with the prior approval of the Special Committee) may extend the time for performance of any of the obligations or acts of the other parties and may waive:

•	any inaccuracies or breaches in the representations and warranties made to such party contained in the merger agreement or a document delivered pursuant thereto, and

•	compliance with any covenant, obligation or condition contained in the merger agreement for the benefit of such party.

The parties may amend the merger agreement at any time with the approval of the respective boards of directors of Sun Pharma, Alkaloida, Merger Sub and Taro (with the prior approval of the Special Committee).  However, after Taro shareholder approval has been obtained, the parties may not amend the merger agreement in a manner that requires further approval by Taro’s shareholders without obtaining such further approval.

Applicable Law

The merger agreement is governed by the laws of the State of Israel.  All actions arising out of the merger agreement shall be heard in any New York state or federal court sitting in the City of New York.

Equitable Remedies

Taro, Sun Pharma, Alkaloida and Merger Sub are entitled an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any remedies to which a party may be entitled to in law or in equity.  The Special Committee is permitted, on behalf of Taro, to seek to enforce the obligations of Sun Pharma, Alkaloida and Merger Sub under the merger agreement.

Attorneys’ Fees

In any action to enforce the merger agreement, the prevailing party in such action is entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger.  These questions and answers may not address all questions that may be important to you as a shareholder of Taro.  Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:
We are sending this proxy statement to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and the ordinary class meeting, or at any adjournments, postponements or continuations thereto.

Q:	What am I being asked to vote on?

A:
Taro has entered into the merger agreement, dated August 12, 2012 with Sun Pharma, Alkaloida and Merger Sub.  The terms of the merger agreement are described in this proxy statement, and the merger agreement is attached to this proxy statement as Appendix A.  You are being asked to vote on a resolution to approve and adopt the merger agreement, including the merger of Merger Sub, an indirect wholly owned subsidiary of Sun Pharma, with and into Taro and the other transactions contemplated by the merger agreement.  As a result of the merger, Taro will become an indirect wholly owned subsidiary of Sun Pharma and its affiliates and the Taro ordinary shares will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

Q:	What will I receive in the merger?

A:
Under the merger agreement, each ordinary share of Taro outstanding immediately prior to the effective time of the merger (other than the outstanding shares of Taro held by Sun Pharma and any of its affiliates or Taro and any of its subsidiaries) will automatically be converted into and represent solely the right to receive $39.50 in cash, without interest and less any applicable withholding tax.  For example, if you own 100 ordinary shares of Taro, you will have the right to receive $3,950 in cash, without interest and less any applicable withholding tax.

Q:	When and where are the meetings and who can attend?

A:
The extraordinary general meeting, the ordinary class meeting and the founders class meeting will be held on November     , 2012, at 10:00 a.m., Israel time, November    ,  2012, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, and November     , 2012, at 12:00 (noon), Israel time, or immediately after the conclusion of the ordinary class meeting, whichever is later, respectively, at the offices of Taro, Euro Park, Italy House, Yakum, Israel.  Only shareholders of Taro who are entitled to receive notice and vote at the meetings, their proxy holders and guests invited by Taro may attend the meetings.

If within half an hour from the time appointed for a meeting a quorum is not present, such meeting shall be adjourned until November     , 2012, at the same time and place, or to such day and at such time and place as Taro’s board of directors may, by notice to the shareholders, appoint.  If at such adjourned meeting a quorum is not present, any two shareholders entitled to be present and vote at such meeting, in person or by proxy, shall be a quorum and may transact the business for which the meeting was convened.  The Chairman of a meeting at which a quorum is present, may, with the consent of such meeting, adjourn the meeting from time to time, and from place to place, as the meeting shall determine.

Q:	Who is entitled to vote at the meetings?

A:
Only shareholders of record as of the close of business in New York City on October     , 2012, are entitled to receive notice of the meetings and to vote their shares at that time at the meetings, or at any adjournments, postponements or continuations thereto.

Q:	What is the recommendation of Taro’s board of directors?

A:
After careful consideration, acting on the unanimous recommendations of each of the Special Committee of our board of directors composed entirely of independent directors and our audit committee, our board of directors has determined that the merger is advisable and fair to and in the best interests of Taro and its shareholders and recommends that you vote “FOR” the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q:	What factors did the Special Committee, the Audit Committee and the Board of Directors consider in making their recommendations?

A:
In making its recommendation, the Special Committee took into account, among other things: the arm’s-length consideration and negotiation of the transaction, that the proposed merger consideration is all cash so the unaffiliated shareholders are able to immediately realize value on their investment, and the opinion and financial presentation of its independent financial advisor, Citi.

In making their recommendation, the audit committee and the board of directors took into account, among other things: the increase in Sun Pharma’s initial proposal from $24.50 per share to $39.50 per share, that the proposed merger consideration is all cash, the recommendation to the audit committee and the board of directors by the Special Committee based on, among other factors, the opinion and financial presentation of Citi, the current and historical market prices of the Taro ordinary shares and the absence of a financing condition.

Please see “Special Factors—Recommendation of the Special Committee, the Audit Committee and Board of Directors; Fairness of the Merger” and “Opinion of the Special Committee’s Financial Advisor.”

Q:	What will happen to options to purchase ordinary shares of Taro?

A:
Each Taro option outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, shall be cancelled and each holder of such Taro option shall receive a cash payment as promptly as practicable following the effective time of the merger in respect of each such Taro option in an amount equal to the amount, if any, by which $39.50 exceeds the exercise price of the Taro option, less all applicable tax withholding and other authorized deductions.  Each Taro option with an exercise price greater than $39.50 will be cancelled, without the payment of any consideration.
See “The Merger Agreement—Stock Options.”

Q:	What vote is required to approve and adopt the merger agreement, the merger and the transactions contemplated by the merger agreement?

A:
The merger agreement, the merger and the transactions contemplated by the merger agreement must be approved by: (i) 75% of the voting power of the Company present and voting at the extraordinary general meeting in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (we refer to the shareholders described in (A) and (B) as the “Interested Shareholders”) (unless the total voting power of the Company held by holders other than the Interested Shareholders and voting against the merger agreement, the merger and the other transactions contemplated by the merger agreement does not exceed 2% of the total voting power of the Company); (ii) 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy.

Record holders of our outstanding ordinary shares as of the close of business in New York City on October     , 2012, are entitled to notice of and to one vote at the meetings or any adjournment or postponement thereof per ordinary share held.  Each of Sun Pharma and Alkaloida has agreed to vote or cause to be voted in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement, all of the Taro ordinary shares and founders’ shares they beneficially own or have the power to cause to be voted, equal to approximately 66.0% of the issued and outstanding ordinary shares and all of the 100% of the founders’ shares, which together represent approximately 77.5% of the aggregate voting power of Taro, will be voted in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement.  The presence of shareholders holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares will constitute a quorum.  As of the close of business on August 24, 2012, there were 44,676,337 ordinary shares and 2,600 founders’ shares of Taro issued and outstanding.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its appendices, and to consider how the proposed merger may affect you.  Mail your completed, dated and signed proxy card in the enclosed return envelope or vote via telephone or the Internet as soon as possible, so that your shares can be voted at the meetings.  See the question below entitled “May I change my vote after I have mailed my signed proxy card?” If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.  If you hold your shares in “street name,” follow the instructions from your broker or banker on how to vote your shares.  Please do not send in your share certificates with your proxy.

Q:	Why is it important for me to vote?

A:
Your vote is important.  The failure to return your proxy card or vote via telephone or the Internet will mean that your shares will not be counted for the purposes of determining whether a quorum is present at the meetings.  Taro’s shares that are represented in person or by proxy at the meetings and that are voted “ABSTAIN” will not be voted at the meetings for the purpose of determining if any of the proposals put to vote are approved, but will be counted as part of the required quorum.  If your Taro shares are held in “street name” by your broker or banker, be sure to give your broker or banker instructions on how you want to vote your shares because your broker or banker will not be able to vote without instructions from you.  See the question below entitled “If my broker or banker holds my shares in ‘street name,’ will my broker or banker vote my shares for me?”

Q:	Why am I being asked to indicate on the proxy card if I have a personal interest in connection with the merger agreement?

A:
Under the Israeli Companies Law, in order for Taro’s shareholders to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, in addition to the affirmative vote of at least 75% of the total voting power required at the extraordinary general meeting, either: (x) a majority of the voting power of the shares of the shareholders present and voting at the extraordinary general meeting, other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other shareholder having a personal interest in the merger (we refer to the shareholders described in (A) and (B) as the “Interested Shareholders”), in person or by proxy must approve the merger agreement, the merger and the other transactions contemplated by the merger agreement or (y) the total votes cast in opposition by shareholders other than the Interested Shareholders may not exceed 2% of the voting power of the Company.  We therefore ask that you indicate on the proxy whether or not you have a personal interest in the transactions contemplated by the merger agreement.  For this purpose, “personal interest” is defined as: (1) a shareholder’s personal interest in the approval of the transactions contemplated by the merger agreement, including (a) the personal interest of his or her relative (which includes for these purposes such person’s spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing); and (b) a personal interest of a corporate body in which a shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in the Company.  Accordingly, every shareholder voting at the meetings, or prior thereto by means of the enclosed proxy card, is requested to notify Taro if such shareholder has a “personal interest” in connection with the merger agreement.  A shareholder does not have a “personal interest” solely based on the fact that such shareholder is receiving cash consideration in the merger; rather, such shareholder must have another personal interest, such as receiving a bonus payment or other similar payment upon completion of the merger.  Taro will retain a nationally recognized independent inspector of elections to tabulate the vote and to determine the vote of the disinterested shareholders. By signing and mailing the enclosed proxy card you confirm, unless you specifically indicate otherwise on the proxy card, that you do not have a “personal interest.”

Q:	May I vote in person?

A:
Yes.  If your shares are held directly in your name and not in “street name” through a broker or bank, you may attend the meetings and vote your shares in person, rather than signing and returning your proxy card or voting via telephone or the Internet.

If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the meetings and vote.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the meetings. If your shares are registered in your name, you can do this in one of four ways:

• First, you can deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., Euro Park, Italy House, Yakum, 60972, Israel, a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

• Second, you can complete, sign and deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., Euro Park, Italy House, Yakum, 60972, Israel, a new, later-dated proxy card for the same shares, provided the new proxy is received by 10:00 a.m., Israel time, on November     , 2012.

• Third, you can vote again by telephone or Internet at a later time for the same shares before the closing of those voting facilities at 10:00 a.m. Israel time on November , 2012.

• Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker or banker to vote your shares, you must follow the directions received from your broker or banker to change those instructions.  You cannot vote shares held in “street name” by returning a proxy card directly to Taro or by voting in person at the meetings.  If you have obtained a proxy from your broker or banker giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

Q:	If my broker or banker holds my shares in “street name,” will my broker or banker vote my shares for me?

A:
Your broker or banker will not be able to vote your shares without instructions from you.  You should instruct your broker or banker to vote your shares following the procedure provided by your broker or banker.  Without instructions, your shares will be considered present at the meetings for purposes of determining a quorum, but will not be counted for the purposes of approving the merger agreement, the merger and the transactions contemplated by the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please ensure that you have voted all of your shares by taking the time to complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my Taro shares before the meetings?

A:
The record date for the meetings is earlier than the date of the meetings and the date that the merger is expected to be completed.  If you transfer your Taro shares after the record date but before the meetings, you will retain your right to vote at the meetings, but will have transferred the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:
Yes.  The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable U.S. state or local or Israeli income or other tax laws.  See “Special Factors—Material United States Federal Income Tax Consequences of the Merger” and “Special Factors—Material Israeli Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:
We are working towards completing the merger as quickly as possible, but we cannot predict the exact timing.  We expect to complete the merger in the fourth quarter of 2012.  In addition to obtaining shareholder approval, we must satisfy all other closing conditions.  Under Israeli law, the effective time of the merger may occur no earlier than the later of: (i) 50 days following the delivery of a merger proposal to the Israeli Companies Registrar (the merger proposal was delivered to the Israeli Companies Registrar on October     , 2012); and (ii) 30 days following the approval of the merger by the shareholders of Taro and Merger Sub.  If the merger is approved at the meetings, we expect the merger to close no earlier than December     , 2012.  See “The Merger Agreement—Conditions to Completion of the Transaction.”

Q:	Am I entitled to appraisal rights?

A:	No. Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Q:	Should I send in my Taro share certificates now?

A:	No, you should not send in your share certificates prior to receiving instructions from the paying agent (see below).

Q:	When will I receive the cash consideration for my Taro shares?

A:
If the merger is completed, if you are the record holder of your Taro shares, you will receive written instructions from the paying agent appointed by Alkaloida for sending in your share certificates and/or providing written instruction with respect to your book-entry shares to receive the cash consideration to which you will be entitled in respect of such shares.  If you hold your shares in “street name,” after the paying agent delivers the “agent’s message” with respect to such shares, you will receive the cash consideration to which you will be entitled in respect of such shares.  You may be required to provide certain declarations regarding your status and shareholdings for the purposes of evaluating your liability for Israeli withholding tax.

Q:	If I do not send my Taro share certificate or written instruction to the paying agent, will I continue to have rights as a Taro shareholder?

A:	No. As a result of the merger, your shares in Taro will be converted solely into the right to receive $39.50 in cash per Taro ordinary share, without interest and less any applicable withholding tax.

Q:	How will I know the merger has occurred?

A:	If the merger occurs, Taro (jointly with Sun) will promptly make a public announcement of this fact.

Q:	Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, please feel free to contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 (from the United States and Canada) or collect at (212) 929-5500 (from other locations).  Banks and brokers may call (212) 929-5500.

Neither the SEC nor any U.S. state or foreign securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete.  Any representation to the contrary is a criminal offense.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference in this proxy statement contain “forward-looking statements.”  The statements in this proxy statement and the documents incorporated by reference in this proxy statement that are not historical facts are forward-looking statements and may involve a number of risks and uncertainties.  When used in this proxy statement and the documents incorporated by reference in this proxy statement, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.  Generally, forward-looking statements express expectations for or about the future, rather than historical fact.  Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements.  Forward-looking statements in this proxy statement and the documents incorporated by reference in this proxy statement express expectations only as of the date they are made.  We do not undertake any obligation to update or revise such statements as a result of new information or future events, except as required by applicable law. The safe harbor provisions in any filings incorporated by reference do not apply to any forward looking statements the Company makes in connection with the going private transaction.

MARKET PRICE AND DIVIDEND DATA

Since March 22, 2012, our ordinary shares have been traded on the New York Stock Exchange (the “NYSE”) under the symbol “TARO.”  Prior to that date, our ordinary shares were quoted on the Pink Sheets under the symbol “TAROF.” This table shows, for the periods indicated, the high and low closing per share prices of our ordinary shares as reported on the Pink Sheets and the NYSE.

2010	High	Low

First Quarter	$13.50	$9.30
Second Quarter	$14.15	$13.00
Third Quarter	$13.00	$11.00
Fourth Quarter	$14.50	$10.72

2011	High	Low

First Quarter	$14.78	$14.10
Second Quarter	$20.88	$14.23
Third Quarter	$22.00	$18.25
Fourth Quarter	$29.50	$19.35

2012	High	Low

First Quarter	$39.60	$29.10
Second Quarter	$48.17	$35.55
Third Quarter	$46.70	$35.69

The following table sets forth the closing per share price of our ordinary shares, as reported on the Pink Sheets on October 17, 2011, the last full trading day before the public announcement of Sun Pharma’s offer to take Taro private, and on the NYSE on October 4, 2012, the latest practicable trading day before filing this proxy statement:

Date	Closing Price

October 17, 2011	$19.45
October 4, 2012	$46.15

Following the merger, there will be no further market for our ordinary shares and our ordinary shares will be de-listed from the NYSE and deregistered under the Exchange Act.

We have never declared or paid cash dividends on our shares.  Our current policy is to retain earnings for use in our business.

Shareholders are urged to obtain current market quotations for the ordinary shares.

RATIO OF EARNINGS TO FIXED CHARGES
 (amounts in thousands)

	Three Months Ended	Three Months Ended	Year Ended December 31,
	June 30, 2012	March 31, 2012	2011	2010
Ratio of Earnings to Fixed Charges	100.71	76.21	51.39	11.93

BOOK VALUE PER SHARE

At June 30, 2012, Taro had a net book value of $681.0 million ($15.24 per share).  Based upon their aggregate share ownership, Sun Pharma and its affiliates had an indirect approximately 66.0% interest in that net book value, and holders of ordinary shares other than Sun Pharma and its affiliates owned the remaining indirect 34.0% interest in the net book value.  Following the consummation of the merger, Sun Pharma and its affiliates will together have a 100% ownership interest in the surviving corporation’s net book value and net income or loss and the other current shareholders of Taro will have no direct or indirect interest in that net book value and net income or loss.

SUMMARIZED FINANCIAL INFORMATION

Set forth below is summarized financial data for the Company as of June 30, 2012, March 31, 2012, December 31, 2011 and December 31, 2010 and the fiscal quarter and years then ended. The financial data for December 31, 2011 and December 31, 2010 and the years then ended has been derived from the audited financial statements contained in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 (the “2011 20-F”). The financial data for June 30, 2012 and March 31, 2012 and the three months then ended has been derived from the unaudited financial statements contained in the Company’s Current Report on Form 6-K dated August 7, 2012 (the “2012 6-K”) and Transition Report on Form 20-F for the period from January 1, 2012 to March 31, 2012 (the “2012 20-F”, and collectively with the 2011 20-F and the 2012 6-K, the “Periodic Reports”).  This data should be read in conjunction with the consolidated financial statements and other financial information contained in the Periodic Reports, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in the Periodic Reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to the Periodic Reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	June 30, 2012	March 31, 2012	December 31, 2011	December 31, 2010
	U.S. dollars in thousands
Current assets	$678,716	$653,661	$581,431	$295,637
Noncurrent assets	197,469	202,763	214,414	260,805
Total assets	$876,185	$856,424	$795,845	$556,442

Current liabilities	$158,111	$198,899	$190,383	$129,786
Noncurrent liabilities	33,187	34,567	34,399	42,143
Total liabilities	191,298	233,466	224,782	171,929
Total stockholders’ equity	684,887	622,958	571,063	384,513

	Three months ended June 30, 2012	Three months ended March 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	U.S. dollars in thousands
Gross Profit	$114,096	$99,170	$329,525	$233,377
Operating expenses	35,109	32,948	125,569	146,912
Operating Income	78,987	66,222	203,956	86,465
Net income	$62,911	$47,252	$182,680	$64,078
Net income per share	$1.41	$1.06	$4.12	$1,60
Basic weighted average number of ordinary shares outstanding	44,542	44,476	44,406	40,272

EXTRAORDINARY GENERAL MEETING
AND CLASS MEETING OF THE HOLDERS OF ORDINARY SHARES
AND CLASS MEETING OF THE HOLDERS OF FOUNDERS’ SHARES

General

This proxy statement is being furnished to shareholders of record of the Company as of the close of business in New York City on October     , 2012.  A notice of the meetings will be mailed to all of the shareholders on or about October     , 2012.

Date, Time, Place

The extraordinary general meeting, the ordinary class meeting and the founders class meeting will be held on November     , 2012 at 10:00 a.m., Israel time, November     , 2012, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, and November     , 2012, at 12:00 (noon), Israel time, or immediately after the conclusion of the ordinary class meeting, whichever is later, respectively, at the offices of Taro, Euro Park, Italy House, Yakum, Israel.

If within half an hour from the time appointed for a meeting a quorum is not present, such meeting shall be adjourned until November     , 2012, at the same time and place, or to such day and at such time and place as our board of directors may, by notice to the shareholders, appoint.  If at such adjourned meeting a quorum is not present, any two shareholders entitled to be present and present at such meeting, in person or by proxy, shall be a quorum and may transact the business for which the meeting was convened.  The Chairman of a meeting at which a quorum is present, may, with the consent of such meeting, adjourn the meeting from time to time, and from place to place, as the meeting shall determine.

Purpose of the Meetings

At the meetings, we will ask our shareholders to consider and vote upon a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, as more fully described in this proxy statement.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record of our ordinary shares and founders’ shares at the close of business in New York City on October     , 2012, the record date, are entitled to notice of and to vote at the meetings and any adjournment or postponement thereof.  On August 24, 2012, 44,676,337 of our ordinary shares were issued and outstanding and held by approximately 266 shareholders of record and 2,600 of our founders’ shares were issued and outstanding and held by one shareholder of record.  Shareholders of record of our ordinary shares on the record date are entitled to one vote per share at the extraordinary general meeting and the ordinary class meeting.  At the extraordinary general meeting, each founders’ share shall entitle the holder thereof, as of the record date, to such number of votes as shall be equal to the quotient arrived at by the division of the aggregate number of votes that constitute one-third of the voting power in the Company by the number of the founders’ shares then outstanding.  At the founders class meeting, shareholders of record on the record date are entitled to one vote per founders’ share.

A quorum of shareholders is necessary to hold a meeting.  A quorum is present if three shareholders are present in person or by proxy holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares.  In the event that a quorum is not present at the relevant meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.  For the purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee cannot exercise discretionary authority and does not receive voting instructions from the beneficial owners to vote on a matter) will be counted as present, but will not be considered to have been voted in favor of any of the matters to be considered at the relevant meeting.

Votes Required

The approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, requires the affirmative vote of shareholders holding (i) 75% of the voting power of the Company present and voting at the extraordinary general meeting in person or by proxy including at least a majority of the voting power held by holders other than (A) Sun Pharma, Alkaloida, Merger Sub and their affiliates or (B) any other holders having a personal interest in the merger, present (in person or by proxy) and voting thereon (unless the total voting power of the Company held by holders other than those described in (A) and (B) above and voting against the merger does not exceed 2% of the total voting power of the Company); (ii) 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy.  Record holders of our outstanding ordinary shares as of the close of business in New York City on October     , 2012, the record date, are entitled to notice of and to one vote at the extraordinary general meeting and the ordinary class meeting or any adjournment or postponement thereof per Taro ordinary share held.  Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement is a condition to the closing of the merger.

Voting by Certain Directors and Executive Officers and their Affiliates

Each of Sun Pharma and Alkaloida has agreed to vote or cause to be voted in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement all of the Taro ordinary shares they beneficially own and have the power to vote or cause to be voted.  As of August 24, 2012, Sun Pharma beneficially owns approximately 66.0% of all of the outstanding Taro ordinary shares and all of the Taro founders’ shares (which are entitled to one-third of the voting power at the extraordinary general meeting), which together represent in the aggregate approximately 77.5% of the total voting power.

Other than in respect of Sun Pharma and Alkaloida (addressed above), to Taro’s knowledge, each executive officer and affiliate of Taro, as of the date of this proxy statement, intends to vote the ordinary shares that they beneficially own in favor of the merger (for the avoidance of doubt, excluding any treasury shares held by Taro’s affiliates).  Taro directors own no ordinary shares.

Taro has no knowledge of any executive officer, director (except in such director’s capacity as a member of Taro’s board of directors, audit committee or Special Committee), or affiliate of Taro (other than Sun Pharma, Alkaloida and Merger Sub) making any solicitation or recommendation, other than on Taro’s behalf, either in support of or opposed to the merger. Sun Pharma, Alkaloida and Merger Sub are filing parties under this proxy statement and have taken the positions described under the caption “Special Factors—Position of Sun Pharma, Alkaloida and Merger Sub as to Fairness of the Merger”.

Procedures for Voting; Proxies; Revocation

Shareholders can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope;

•	via telephone or the Internet; or

•	by appearing and voting in person at the meeting.

All shares represented by properly completed proxies received prior to 10:00 a.m., Israel time, on November     , 2012, will be voted at the meetings in the manner specified in the proxies.  Properly completed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Brokers or banks who hold Taro ordinary shares in “street name” may not give a proxy to vote those shares in the absence of specific instructions from their customers who beneficially own those shares.  If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, then the shares will be counted as present for purposes of determining whether a quorum exists, but will not be counted for the purposes of approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meetings, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

You may change your vote or revoke your proxy in one of three ways.  Firstly, you can deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., Euro Park, Italy House, Yakum, 60972, Israel, a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.  Secondly, you can complete, sign and deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., Euro Park, Italy House, Yakum, 60972, Israel, a new, later-dated proxy card for the same shares, provided the new proxy is received by 10:00 a.m., Israel time, on November     , 2012.  Thirdly, you can vote again by telephone or Internet at a later time for the same shares before the closing of these voting facilities on November     , 2012.  Fourthly, you can attend the meeting and vote in person.  Your attendance alone will not revoke your proxy.  Any written notice of revocation or subsequent proxy should be delivered to Taro’s legal department at or before the taking of the vote at the relevant meeting.  If you have instructed a broker or banker to vote your shares, you must follow the directions received from your broker or banker to change those instructions.  You cannot vote shares held in “street name” by returning a proxy card directly to Taro or by voting in person at the meetings.

By signing and mailing the enclosed proxy card you confirm, unless you specifically indicate otherwise on the proxy card, that you do not have a personal interest in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement.  For this purpose, the term “personal interest” is defined as: (1) a shareholder’s personal interest in the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including (i) the personal interest of his or her relative; and (ii) a personal interest of a body corporate in which a shareholder or any of his/her relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in Taro.  The term “relative” is defined as: a spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing.

Taro will retain a nationally recognized independent inspector of elections to tabulate the vote and to determine the vote of the disinterested shareholders.

We will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present for the purpose of determining the presence of a quorum.  For the purposes of determining the outcome of the vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, we will treat abstaining shares as not voting with respect to that matter (even though abstaining shares are considered present for quorum purposes and may be voting on other matters) and, as a result, abstaining shares will not be counted for the purposes of approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Taro.  We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the meetings at a cost not to exceed $25,000, plus reimbursement of out-of-pocket expenses.  We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners.  Proxies may be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication.  No additional compensation will be paid for such services.

Householding of Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement may have been sent to multiple shareholders in each household.  We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to MacKenzie Partners, Inc., our proxy solicitor at 105 Madison Avenue, New York, New York 10016 or by telephone toll-free at (800) 322-2885 (from the United States and Canada) or collect at (212) 929-5500 (from other locations).

Adjournment

If within half an hour from the time appointed for a meeting a quorum is not present, such meeting shall be adjourned until November     , 2012, at the same time and place, or to such day and at such time and place as the board of directors may, by notice to the shareholders, appoint.  If at such adjourned meeting a quorum is not present, any two shareholders entitled to be present and present at such meeting, in person or by proxy, shall be a quorum and may transact the business for which the meeting was convened.

The Chairman of a meeting at which a quorum is present may, with the consent of such meeting, adjourn the meeting from time to time, and from place to place, as the meeting shall determine.
THE COMPANIES
Taro

The legal and commercial name of our company is Taro Pharmaceutical Industries Ltd.  We were incorporated under the laws of the State of Israel in 1959 under the name Taro-Vit Chemical Industries Ltd.  In 1984, we changed our name to Taro Vit Industries Ltd. and in 1994, we changed our name to Taro Pharmaceutical Industries Ltd.  In 1961, we completed the initial public offering of our ordinary shares, which are currently listed on the New York Stock Exchange under the symbol “TARO.” In that year, we also acquired 97% of the outstanding share capital of an Israeli company, then known as Taro Pharmaceutical Industries Ltd., or TPIL.  In 1981, we sold 37% of our interest in TPIL.  In 1993, after acquiring all of the outstanding shares of TPIL, we merged TPIL into our company.

Among other things, we develop, manufacture and market branded and generic prescription and over-the-counter pharmaceutical products primarily in the United States, Canada and Israel.  Our primary areas of focus include creams and ointments, liquids, capsules and tablets, mainly in dermatology and in the pediatric, cardiovascular, neuropsychiatric and anti-inflammatory therapeutic categories.  We operate principally through three entities: Taro Pharmaceutical Industries Ltd., and two of its subsidiaries, Taro Pharmaceuticals Inc. and Taro Pharmaceuticals U.S.A., Inc.

Our principal executive offices are located at Italy House, Euro Park, Yakum 60972, Israel.  Our telephone number at that address is +972-9-971-1800.  Our registered office is located at 14 Hakitor Street, Haifa Bay 26110, Israel.  Our telephone number at that address is +972-4-847-5700.  Our agent for service of process in the United States is Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532.

Sun Pharma

The legal and commercial name of Sun Pharma is Sun Pharmaceutical Industries Ltd.  Sun Pharma is an international, integrated, specialty pharmaceutical company.  It manufactures and markets a large basket of bulk drugs (APIs) and pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world.  In India, the company is a leader in the niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology and orthopedics.  Sun Pharma’s principal executive offices are located at 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India, and its telephone number at such address is +9122 66455645.

Alkaloida

The legal and commercial name of Alkaloida is Alkaloida Chemical Company Exclusive Group Ltd.  Alkaloida is an indirect subsidiary of Sun Pharma.  Alkaloida’s principal executive offices are located at Kabay János u. 29, H-4440 Tiszavasvari, Hungary, and the telephone number at such address is +3648521004.

Merger Sub

Aditya Acquisition Company Ltd., an Israeli company wholly owned by Alkaloida and controlled by Sun Pharma, was formed solely for the purpose of engaging in the acquisition of Taro.  Merger Sub was incorporated on April 22, 2007, and has engaged in no business activities other than those relating to the acquisition of Taro.

RECOMMENDATION OF TARO’S BOARD OF DIRECTORS

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

BENEFICIAL OWNERSHIP OF TARO SHARES

The following table presents information regarding beneficial ownership of our ordinary shares as of August 24, 2012:

•	each shareholder known by us to own beneficially more than 5% of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all directors and executive officers as a group.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Ordinary shares subject to options and warrants that are currently exercisable or exercisable within 60 days after August 24, 2012 are deemed outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of ordinary shares beneficially owned as of August 24, 2012, is based on 44,676,337 shares outstanding on that date.

	Amount of		Percent
	Beneficial		of
Name of Beneficial Owner	Ownership		Class

Sun Pharmaceutical Industries Ltd. (2)	29,497,813	(1)	66%
Kal Sundaram	-		-
Aalok Shanghvi	-		-
Sudhir Valia	-		-
James Kedrowski	-		-
Dov Pekelman	-		-
Ilana Avidov-Mor	-		-
Dan Biran	-		-
Michael Kalb	-		-
Stephen Manzano	-		-
Avi Avramoff	-		-
Sharon Adler	-		-
Michael Teiler	-		-
Rami Zajicek	10,000	(3)	*
Mariana Bacalu	2,000	(4)	*
Itzik Baruch	-		-
Yohanan Dichter	13,135	(5)	*
Yael Stein Doukhan	-		-
Roman Kaplan	1,000	(6)	*
Hagai Reingold	6,500	(7)	*
Yoel Shamir	1,000	(8)	*
Tzvi Tal	1,000	(9)	*
All Directors and Executive Officers as a group (21 persons)	34,635		*

(1)
As reported on the Schedule 13D/A filed by Sun Pharma on August 13, 2012.
Sun Pharma shares voting and dispositive power of 29,497,813 ordinary shares; Sun Pharma Global Inc. shares voting and dispositive power of 27,164,011 ordinary shares, Alkaloida shares voting and dispositive power of 27, 105,511 ordinary shares; Sun Pharmaceutical Industries, Inc. shares voting and dispositive power of 2,333,802 ordinary shares, The Taro Development Corporation shares voting and dispositive power of 2,333,802 ordinary shares, of which 780 ordinary shares are held by Morley and Company, Inc.
None of the Sun Pharma entities who are beneficial owners of ordinary shares have the right to acquire additional ordinary shares.

(2)	Address: 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093 India.
(3)	Includes option to acquire 10,000 shares.
(4)	Includes option to acquire 2,000 shares.
(5)	Includes option to acquire 7,000 shares.
(6)	Includes option to acquire 1,000 shares.
(7)	Includes option to acquire 6,500 shares.
(8)	Includes option to acquire 1,000 shares.
(9)	Includes option to acquire 1,000 shares.

*	Less than 1%

DIRECTORS AND EXECUTIVE OFFICERS OF TARO, SUN PHARMA, ALKALOIDA AND MERGER SUB

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the current directors and executive officers of Taro, Sun Pharma, Alkaloida and Merger Sub.

Directors and Executive Officers of Taro

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Taro.

Unless otherwise indicated, each director or executive officer of Taro is a citizen of Israel.  The address and telephone number of each person is listed below.

Neither Taro nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Kal Sundaram (Chairman of the Board of Directors) (New Zealand)
Mr. Kalyanasundaram Subramanian, known in industry circles as Kal Sundaram, became a member and Chairman of the Taro Board of Directors in April 2012.  He was Sun Pharma’s Chief Executive Officer from April 2010 to April 17, 2012 (and a director of the Sun Pharma Board of Directors until March 21, 2012), and in this role he focused on accelerating Sun Pharma’s growth in India and other Emerging Market countries and developing broad, strategic alliances with other leading companies in the pharmaceutical industry.  Mr. Sundaram has almost three decades of regional/global experience much of which has been in the pharmaceutical industry, largely with GlaxoSmithKline plc (“GSK,” LSE: GSK, NYSE: GSK), Dr. Annie Besant Road, Mumbai – 400 030, India, where he has held country, regional and global responsibilities.  As its Managing Director, he led the turnaround of GSK India; and in the regional role, he spearheaded the company’s differentiated and region-specific Emerging Markets strategy.  Mr. Sundaram is a science graduate from Madurai University and a qualified chartered accountant.

Address:  c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532
Tel. 914-345-9001

Sudhir V. Valia (Director) (India)
Mr. Valia became a member of the Taro Board of Directors and the Nominating Committee in September 2010.  Mr. Valia joined Sun Pharma as a director in January 1994 and has been a full-time director since his appointment in April 1994.  He is currently responsible for finance, commercial, operations, projects and quality control.  Prior to then, Mr. Valia was a chartered accountant in private practice.  Mr. Valia is a qualified chartered accountant in India.  Dilip S. Shanghvi is Mr. Valia’s brother-in-law.

Mr. Valia is on the Board of Directors of a number of companies in Sun’s group (consisting of Sun Pharma and its other non-Taro affiliates), including Sun Pharma Advanced Research Company Ltd. and Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, MI 48202, USA.  Mr. Valia has been a member of the Alkaloida Board of Directors from July 15, 2007 to present.

Address:  c/o Taro Pharmaceutical Industries Ltd., Euro Park Italy House, Yakum 60972, Israel
Tel. 972-9-971-1800

Aalok Shanghvi (Director) (India)
Mr. Shanghvi became a member of the Taro Board of Directors in September 2010. Mr. Aalok Shanghvi works as a Senior General Manager in International Marketing for Sun Pharma. He also founded PV Powertech Pvt. Ltd., a manufacturer and exporter of photo-voltaic solar panels. Mr. Aalok Shanghvi earned his Bachelor of Science in Molecular Biology at the University of Michigan.

Address:  c/o Taro Pharmaceutical Industries Ltd., Euro Park Italy House, Yakum 60972, Israel
Tel. 972-9-971-1800

Ilana Avidov-Mor (Director) (Israel and France)
Ms. Avidov-Mor is a Certified Accountant who became a member of the Taro Board of Directors and Audit Committee in December 2010, the Special Committee in November 2011 and the Stock Option Committee in March 2012. She currently serves as Chief Executive Officer of a private company which gives services to advanced study Funds and to Provident Funds. Ms. Avidov-Mor formerly worked at Bank Yahav Ltd. for civil servants (the “Bank”), 80 Yirmiyahu Street, Jerusalem 91363, Israel, fulfilling various positions between the years 1994 and 2009. Among these positions, Ms. Avidov-Mor served as Deputy General Manager of the Bank for over a decade, and as Comptroller for eight years. Between the years 1974 and 1994, Ms. Avidov-Mor worked for Braude & Partners Accountants. Ms. Avidov-Mor is also a former member of the following Directorates: Intercosma Ltd. (a company for the manufacture and marketing of cosmetics and toiletries) and three pension funds for doctors, nurses and para-medicals (Director on behalf of the Bank). Ms. Avidov-Mor is a former General Manager on behalf of Bank Yahav of four pension funds owned by the bank. Ms. Avidov-Mor earned her B.A. in Economics and Accounting at the Tel Aviv University, and her M.A. in Business Administration (Financing and Banking) at the Hebrew University of Jerusalem.

Address:  c/o Taro Pharmaceutical Industries Ltd., Euro Park Italy House, Yakum 60972, Israel
Tel. 972-9-971-1800

Dan Biran (Director and Chairman of the Audit Committee)
Mr. Biran became a member of the Taro Board of Directors and Audit Committee in December 2010, the Special Committee in November 2011 and the Stock Option Committee in March 2012. Mr. Biran currently serves as Chairman of the Board of Directors of Galam Ltd. K. Maanit; Biological Industries Ltd.; Ducart Ltd.  Between the years 2007 and July 2012, Mr. Biran served as the Chairman of the Board of Directors of Biological Industries Ltd., Kibbutz Beit Haemek, Israel 25115. Between the years 2009 and 2011, Mr. Biran served as a Director of Netafim Ltd. And Enzymotec Ltd. Between the years 1992 and 2006, Mr. Biran served as a Chief Executive Officer of Arkal Filtration Systems. Between the years 2004 and 2006, Mr. Biran served as the Chairman of the Board of Directors of Pep Filters Inc. He also served as an external director of Maachteshim – Agan Ind. during the years 1997 and 2004, as well as the Chief Executive Officer of Netafim – Magal during the years 1983 and 1992. Mr. Biran also served as a director of Netafim USA during the years 1986 and 1992. Mr. Biran has fulfilled various management positions in the Unified Kibbutz Movement, Israel and at Kibbutz Magal, Israel.

Address:  c/o Taro Pharmaceutical Industries Ltd., Euro Park Italy House, Yakum 60972, Israel
Tel. 972-9-971-1800

Dov Pekelman (Director and Chairman of the Special Committee)
Mr. Pekelman became a member of the Taro Board of Directors and Audit Committee in August 2011, Chairman of the Special Committee in November 2011 and the Stock Option Committee in March 2012. Professor Pekelman is currently Chairman of Atera Networks Ltd., 34 Habarzel St., Bldg. B, Tel Aviv 69710, Israel, as well as Gilon Investments (TASE: GILN), Rehov Zhabutinski 7, Ramat Gan 52520, Israel. He lectures at the Arison School of Business of the Interdisciplinary Center (IDC), Herzliya, Israel, serves on the Board of Directors of the IDC and is Chairman of the IDC Corporation, the center’s economic arm. Professor Pekelman served as a senior consultant to Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) from 1985 to 2008 and also founded and ran a leading, Israeli-based management-consulting firm, P.O.C. Ltd. Professor Pekelman served on the Board of Directors of several large industrial corporations, including Koor Industries Ltd. (TASE: KOR) and served for 22 years on the Board of Directors of Makhteshim Agan Industries Ltd. (TASE: MAIN).  Professor Pekelman was also a member of the advisory committee of the Bank of Israel. He holds a Ph.D. from the University of Chicago and a B.S. from the Technion, Israeli Institute of Technology. Professor Pekelman is a published author writing on various aspects of business operations.

Address:  c/o Taro Pharmaceutical Industries Ltd., Euro Park Italy House, Yakum 60972, Israel
Tel. 972-9-971-1800

James Kedrowski (Director and Interim Chief Executive Officer) (United States)
Mr. Kedrowski became Interim Chief Executive Officer of Taro in October 2010 and a member of the Taro Board of Directors in May 2011. Mr. Kedrowski has been with Chattem Chemicals, an indirect subsidiary of Sun Pharma since 1997 and is currently its Executive Vice President. Mr. Kedrowski’s prior experience includes over twenty years with Alcoa Inc., where he held increasingly responsible positions, primarily in Alcoa’s Industrial Chemicals Business.

Address:  c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532
Tel. 914-345-9001

Executive Officers Who Are Not Directors

Michael Kalb, C.P.A. (Interim Chief Financial Officer and Chief Accounting Officer) (United States)
Mr. Kalb became Interim Chief Financial Officer of Taro in November 2010. Mr. Kalb has been GVP, Chief Accounting Officer of Taro since May 2010 and Chief Financial Officer of Taro U.S.A. since June 2009. Mr. Kalb has over nineteen years of financial and accounting advisory experience. From June 2004 to June 2009, Mr. Kalb was a Director in the Accounting and Financial Consulting Group of Huron Consulting Group, Inc. (“Huron”), 1120 6th Ave # 8, New York, NY 10036. Mr. Kalb was an integral part of Huron’s advisory team that assisted Taro with the restatement of its financial statements for 2005 and prior years. Mr. Kalb’s experience also includes over ten years at Ernst & Young, LLP within the Transaction Advisory Services Group and Audit and Assurance Services Group.

Address:  c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532
Tel. 914-345-9001

Stephen Manzano (Interim General Counsel and Vice President, Corporate Compliance) (United States)
Mr. Manzano became Interim General Counsel of Taro in June 2012 and is responsible for the legal affairs of Taro.  He was also appointed Vice President of Corporate Compliance in order to lead Taro’s emphasis on its fulfilling its corporate responsibilities.  Mr. Manzano had been VP, Corporate Affairs, Secretary and Associate General Counsel of Taro U.S.A. since September 2010 after joining Taro in September 2008 as Associate General Counsel of Taro U.S.A.  Prior to joining Taro, Mr. Manzano was in private practice since 1992, which included being a partner at Kennedy Covington and beginning his legal career as an associate at Dewey Ballantine.

Address:  Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532
Tel. 914-345-9001

Avi Avramoff, Ph.D. (Global Vice President, Research and Development)
Dr. Avramoff joined Taro in October 2011 as Global Vice President, Research & Development. He is responsible for Taro’s new products development and is responsible for the management of the R&D Pharma and Chemistry, R&D Analytical Laboratories, Clinical Studies, Regulatory Affairs, Pharmacovigilance, and the Intellectual Property Departments. He has penned various publications and abstracts in the field of pharmacy, as well as several patents and patent applications. Prior to joining Taro, Dr. Avramoff worked from 1993 to 1997 as the Pharmacokinetic Center Manager and later on from 1997 to 2011 as Vice President, Research & Development at Dexcel Pharmaceutical, Southern Industrial Zone, Or Akiva, 30600, Israel.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel. 972-4-847-5700

Sharon Adler (Vice President, Finance)
Mr. Adler became Vice President, Finance of Taro in July 2012. Mr. Adler has been Finance Director for Special Projects of Taro since December 2011. Mr. Adler has over 14 years of strong accounting and finance background, having both public accounting and private sector experience. Prior to joining Taro, Mr. Adler was a Finance Director of InSightec Ltd, 5 Nachum Heth St., POB2059, Tirat Carmel 39120, Israel. Mr. Adler’s experience also includes over 10 years at Ernst & Young, LLP within the Audit and Assurance Services Group.

Address:  c/o Taro Pharmaceutical Industries Ltd., Euro Park Italy House, Yakum 60972, Israel
Tel. 972-9-971-1800

Michael Teiler (Group Vice President, Portfolio Management) (Israel and the United States)
Mr. Teiler joined Taro in 2011 and currently serves as Group Vice President, Portfolio Management. He is responsible for the new product introduction process, from selection to launch. From 1987 to 2011, Mr. Teiler served at Teva Pharmaceutical Industries Ltd., 5 Basel St., Petach Tikva 49131, Israel, in several generic R&D and Portfolio Management positions, most recently as VP Generic R&D for the Teva International Group.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel. 972-4-847-5700

Rami Zajicek, Esq. (Group Vice President, Haifa Site Manager) (Israel and the United States)
Mr. Zajicek, Esq. joined Taro in April of 2006 as Group Vice President, Haifa Site Manager. From 2002 to 2006, he was a partner of Tefen USA, Ltd., an international operations consulting firm. From 1998 to 2001, Mr. Zajicek was President and CEO of ProActivity Inc.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel. 972-4-847-5700

Mariana Bacalu (Vice President, Quality Affairs) (Israel and Romania)
Ms. Bacalu joined Taro in 1984 as Senior Analyst in the Quality Control Laboratory. As Vice President, Quality Affairs, she is currently responsible for quality affairs at the Haifa Bay facility. Ms. Bacalu held increasingly responsible positions at Taro, especially in Quality Control, Quality Assurance and Production areas. Prior to joining Taro, Ms. Bacalu served as a production manager for Polymer Industry in Romania. Ms. Bacalu has a M.Sc. degree in Chemical Engineering.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel. 972-4-847-5700

Itzik Baruch (Vice President, Technical Services)
Mr. Baruch joined Taro in 2003 as Taro’s Utilities and Maintenance Director. In 2010, Mr. Baruch was promoted to Vice President, Technical Services. Mr. Baruch is responsible for all engineering and maintenance activities and general site services. Prior to joining Taro, Mr. Baruch was employed as Operational Director at BEE and as Maintenance Director at Tnuva as well as other position in the Chemical Industry. Mr. Baruch received his B.Sc. degree in Mechanical Engineering from the Technion – Israel Institute of Technology in 1992.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel. 972-4-847-5700

Yohanan Dichter (Vice President, Pharmacist in Charge and Senior Quality Manager)
Mr. Dichter joined Taro in 1986 in the research department and since 1988 has served as the Vice President, Pharmacist in Charge of the Haifa Bay pharmaceutical manufacturing plant. In 2006, he was also named Senior Quality Manager. He is responsible for the review and release of all pharmaceutical products manufactured or sold in Israel. Prior to joining Taro, Mr. Dichter served in the Medical Corps of the Israel Defense Forces, was employed by Kupat Holim and worked in a private pharmacy.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel. 972-4-847-5700

Yael Stein Doukhan (Vice President, General Counsel Israeli Operations) (Israel and Romania)
Mrs. Stein Doukhan joined Taro in 2006 as Legal Department Director. In 2010, Mrs. Stein Doukhan was promoted to Vice President, General Counsel of Israeli Operations and is in charge of the Legal Department in Israel. Prior to joining Taro, Mrs. Stein Doukhan practiced law in Israel and the UK for ten years and holds a bachelor degree in law and Master of Business Administration. Mrs. Stein Doukhan has been licensed as an attorney in Israel since 1997.

Address:  c/o Taro Pharmaceutical Industries Ltd., Euro Park Italy House, Yakum 60972, Israel
Tel. 972-9-971-1800

Roman Kaplan, Ph.D. (Vice President, Scientific and Technical Compliance Manager)
Dr. Kaplan joined Taro in 1991 and currently serves as Vice President, Technical Operations, Pharmaceuticals. He is responsible for process and product formulation improvements. Dr. Kaplan served from 1982 to 1987 as project manager of the biochemical laboratory of Abic Chemical and Pharmaceutical Industries and from 1987 to 1991 as head of its solid dosage forms development group.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel. 972-4-847-5700

Hagai Reingold (Vice President, Commercial – marketing, sales and purchasing)
Mr. Reingold joined Taro in 2002 and currently serves as Taro’s Vice President, Commercial – marketing, sales and purchasing in Israel. He was responsible for all API production, technology, quality and safety and is transitioning this part of his responsibilities to Mr. Yoel Shamir. From 2002 to 2004, Mr. Reingold was Supply Chain and Industrial Engineering Manager. From 2000 to 2002, Mr. Reingold worked as Industrial and Product Engineering Manager for Kulicke & Soffa Company.  Mr. Reingold holds an Executive MBA from Bar Ilan University in Israel.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel.  972-4-847-5700

Yoel Shamir (Vice President, Pharma Division)
Mr. Shamir joined Taro in 2003 as Dry Production Manager. In 2007, Mr. Shamir was promoted to Vice President, Pharmaceutical Production and is in charge of our pharmaceutical production division in Israel. Prior to joining Taro, Mr. Shamir was Plant & Logistics Director at Alumayer Group Industries.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel.  972-4-847-5700

Tzvi Tal (Vice President, Information Technology, Israel)
Mr. Tal joined Taro in 1996 and currently serves as Taro’s Vice President, Information Technology, Israel.  He is responsible for all information technology programs at Taro’s facilities in Israel.  From 1977 to 1996, Mr. Tal was Head of Information Technology for the Vargus Group and Plant Manager for Egmo Industries.

Address:  c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, Haifa Bay 26110, Israel
Tel.  972-4-847-5700

Directors and Executive Officers of Sun Pharma

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Sun Pharma.

Unless otherwise indicated, each such person is a citizen of India.  The address of each person is listed below and the telephone number of each such person is +9122 66455645.

Neither Sun Pharma nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Dilip S. Shanghvi (Managing Director)
Mr. Shanghvi is the founder of Sun Pharma, its Managing Director since its inception in 1993, its Chairman from 1999 to May 29, 2012, and responsible for marketing, research and development and human resource development, and its Chairman from 1999 to May 29, 2012.  Also, since March 2007 Mr. Shanghvi has been the Chairman and Managing Director of Sun Pharma Advanced Research Company Ltd.  From 1997 to June 2011, Mr. Shanghvi served as Chairman of the Board of Directors of Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, MI 48202, USA, and he has served as a director of Caraco since June 2011.  Mr. Shanghvi was a member of the Taro Board of Directors from September 2009 to April 2012.

Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

Israel Makov (Chairman of the Board of Directors) (Israel)
Mr. Makov was appointed as Chairman of the Sun Pharma Board of Directors on May 29, 2012.  From 2002 to 2007, he was President and CEO of Teva Pharmaceutical Industries Ltd. (“Teva”).  Mr. Makov joined Teva in 1995 and led the company’s global expansion.  Currently, he is Chairman of Given Imaging Ltd., Hermon Building, New Industrial Park, Yoqneam 20692, Israel, Chairman of BioLight - Israeli Life Sciences Investments Ltd., Kiryat Atidim, Building 3, 5th Floor, Tel Aviv 61581, Israel, Chairman of Micromedic Technologies Ltd., Kiryat Atidim, Building 3, 5th Floor (at BioLight), Tel Aviv 61581, Israel, and Chairman of Eltav, Ha’tassia St. 15, P.O.Box 4200, Ra’nana, Israel 43654.

Until recently, Mr. Makov was Chairman of Netafim, 213-217 Fitzgerald Rd, Laverton, VIC 3026.  Mr. Makov is also a member of the Board of Directors of the Israel National Nanotechnology Initiative, a member of the Executive Board & Management Committee of the Weizmann Institute of Science and on the Board of Governors of the Technion – Israel Institute of Technology.

Mr. Makov holds a B.Sc. in Agriculture and M. Sc in Economics from the Hebrew University, Jerusalem.

Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (East), Mumbai – 400 059, India

Sudhir V. Valia (Director)	See above.

Sailesh T. Desai (Director)
Mr. Desai has served as a full-time director of Sun Pharma since 1999, responsible for domestic marketing of some of the divisions dealing in specific therapy segments of pharmaceutical formulations.  From 1994 to 1998, Mr. Desai was the principal shareholder and Managing Director of Milmet Laboratories, Pvt. Ltd., a manufacturer and marketer of ophthalmic solutions which was organized under the laws of the Commonwealth of India and merged into Sun Pharma in 1998.

Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

S. Mohanchand Dadha (Director)
Independent director of Sun Pharma from April 1, 2001 to present and independent director of Sun Pharma Advanced Research Company Ltd. from June 2007 to present.

Managing Director of Dadha Pharma Pvt. Ltd., from April 2, 2004 to February 24, 2006, and Full Time Director from February 25, 2006 to present.

Address: c/o Sun Pharmaceutical Industries Limited, 10, Jeypore Nagar, Chennai – 600 086, India

Hasmukh S. Shah (Director)
A partner in a consulting firm, Hasmukh Shah & Associates, from March 10, 1999 to present and independent director of Sun Pharma since March 22, 2001.

Mr. Shah was a member of the Taro Board of Directors from 2011 to 2012.

Address: c/o Sun Pharmaceutical Industries Limited, 402, 4th Floor, R. K. Centre, Fatehgunj Main Road, Baroda – 390 002, India

Keki Minu Mistry (Director)
Vice Chairman and CEO of Housing Development Finance Corporation Limited since January 2010, Vice Chairman and Managing Director since October 2007 and Director since 1993.  Independent director of Sun Pharma from August 28, 2002 to present.

Address: c/o Housing Development Finance Corporation Limited, Ramon House, 5th Floor, H. T. Parekh Marg, 169, Backbay Reclamation, Churchgate, Mumbai – 400 020, India

Ashwin S. Dani (Director)
Vice Chairman and Non-Executive Director of Asian Paints (India) Ltd from April 1, 2009 to present.  Prior to that, Mr. Dani was the Vice Chairman and Managing Director of Asian Paints (India) Ltd) and independent director of Sun Pharma from January 28, 2004 to present.

Address: c/o Asian Paints (India) Limited, 6-A, Shanti Nagar, Santacruz (East), Mumbai – 400 055, India

Executive Officers

Rakesh Mehta (Sr. Vice President (International Marketing))
Vice President of International Marketing at Sun Pharma from June 1, 1995 to March 31, 2003.

Address: c/o Sun Pharmaceutical Industries Limited, Corporate Centre, 4th Floor, J.B Nagar, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India

Abhay Gandhi (Exec. Vice President (International Marketing))
Senior Vice President of International Marketing at Sun Pharma from April 1, 2003 to March 31, 2007.

Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India

T. K. Roy (Sr. Vice President (Marketing & Sales))
Vice President of Marketing at Sun Pharma from January 1, 1999 to March 31, 2003.

Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India.

Sharda Crishna (Sr. Vice President (Marketing & Sales))
Vice President of Marketing at Sun Pharma from prior to March 14, 2002 to March 31, 2007.

Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India

Kirti Ganorkar (Sr. Vice President (Business Development))
Senior General Manager of Business Development at Sun Pharma and was associated with manufacturing and marketing of pharmaceutical products at Sun Pharma from April 1, 2003 to March 31, 2005.  Previously worked as Vice President (Business Development) at Sun Pharma until April 1, 2010.

Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

Vipul Doshi (Exec. Vice President (Quality))
Vice President of Quality at Sun Pharma from January 1, 2002 to March 31, 2003.  Prior to his promotion to Executive Vice President (Quality) on April 1, 2008, Mr. Doshi served as Senior Vice President (Quality).

Address: c/o Sun Pharmaceutical Industries Limited, SPARC, Tandalja, Vadodara – 390 020, Gujarat, India

Dr. Ratnesh Shrivastava (Vice President (Intellectual Property Cell))
Senior General Manager of Intellectual Property Cell (Department) at Sun Pharma from prior to April 1, 2004 to September 30, 2006.

General Manager of Intellectual Property Cell (Department) at Sun Pharma from October 1, 2001 to March 31, 2004.

Address: c/o Sun Pharmaceutical Industries, Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

Sampad Bhattacharya (Vice President Operations)
Vice President of Technical for Alembic Limited, Alembic Road, Varoda, Gujarat, India from February 19, 1996 to August 10, 2005.

Address: c/o Sun Pharmaceutical Industries Limited, Halol Baroda Highway, Halol – 389 350, India

Uday Baldota (Sr. Vice President (Accounts & Finance))
Vice President of Purchasing at Lafarge India Pvt. Limited, Bakhtawar, Nariman Point, Mumbai – 400 021, India from November 11, 1999 to June 19, 2005.  Previously worked as Vice President, Investor Relations at Sun Pharma until April 1, 2010.

Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

A. H. Khan (Vice President (Human Resources Development))
General Manager of Human Resources at Sun Pharma from August 19, 2002 to March 31, 2005.  Previously worked as Senior General Manager (Human Resources Development) at Sun Pharma until April 1, 2010.

Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059 Maharashtra, India

Dinesh R. Desai (Vice President (Accounts))
General Manager of Accounts at Sun Pharma from January 1, 1997 to March 31, 2005.  Previously worked as Senior General Manager (Accounts) at Sun Pharma until April 1, 2010.

Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

Sunil Ajmera (Sr. General Manager (Operations), Compliance Officer & Company Secretary)
Sr. General Manager (Operations) at Sun Pharma from February 5, 2011 to present.

From February 9, 2009 to February 4, 2011, Sr. Director (Operations) at Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, MI 48202, USA.

From March 1, 2007 to February 8, 2009, General Manager (Quality Assurance) at Sun Pharma Advanced Research Company Ltd.

Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

Ashok I. Bhuta (Deputy General Manager (Legal & Secretarial) & Compliance Officer)
Senior Manager of Accounts at Sun Pharma from January 1, 1998 to March 31, 2004.

Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400 093, India

Pabitra Kumar Bhattacharya (Vice President (Process Eng. & Environmental Compliance))
Vice President (Process Eng. & Environmental Compliance) at Sun Pharma from June 26, 2012 to present and Vice President (Process Eng. & Operations) at Sun Pharma from March 29, 2011 to June 20, 2012.

From July 26, 2010 to January 5, 2011, Sr. Vice President (API Operations) at Glenmark Generics Limited, Glenmark House, HDO–Corporate Building, Wing –A, B. D. Sawant Marg, Chakala, Off Western Express Highway, Andheri (East), Mumbai – 400 099, India.

From March 24, 2009 to July 23, 2010, Sr. Vice President (Operations) at Wanbury Limited, BSEL Techpark, ‘B’ Wing, 10th Floor, Sector 30 – A, Opp. Vashi Railway Station, Vashi, Navi Mumbai – 400 705, India.

From April 2008 to March 20, 2009, Vice President (Operations) at Unimark Remedies Ltd., Enterprise Center, 1st Floor, Orchid Lane, Nehru Road, Vile Parle (East) Mumbai – 400 099, India, and from April 2007 to March 2008, Sr. General Manager at Unimark Remedies Ltd.

Address: c/o Sun Pharmaceutical Industries Limited, 401-404, The Eagle’s Flight, Dr. Suren Road, Off Andheri-Kurla Road, Chakala, Andheri (East) Mumbai – 400 093, India

B. F. Shirude (Vice President Operations (API))
Senior General Manager Operations (Bulk) at Sun Pharma from April 1, 2005 to March 31, 2008.

General Manager – Manufacturing (Bulk Drugs) at Sun Pharma from July 3, 2003 to March 31, 2005.

Address: c/o Sun Pharmaceutical Industries Limited, A-8, MIDC Industrial Area, Ahmednagar – 414 111, India

R. S. Vasan (Sr. Vice President (Marketing & Sales))
Prior to joining Sun Pharma, Mr. Vasan served in various capacities at Johnson & Johnson Ltd.  From October 1, 2003 to February 28, 2008, he was Vice President – Sales and Marketing, from March 1, 2008 to December 31, 2008, he was an International Development Programmer, from January 1, 2009 to December 31, 2009, he was Vice President – Sales and Marketing, and from January 1, 2010 to May 14, 2010, he was Vice President – Strategy, Business Development and Business.

Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059 Maharashtra, India

Kailash Pathak (Sr. Vice President Operations (API))
Mr. Pathak has been Sr. Vice President Operations (API) at Sun Pharma since June 1, 2012.  Prior to that, from April 2007 to May 31, 2012, Mr. Pathak was at Orchid Chemicals & Pharmaceuticals Ltd., Orchid Towers, #313, Valluvar Kottam High Road, Nungambakkam Chennai – 600 034, Tamil Nadu, India, where he was Sr. Vice President Manufacturing (API) from April 2011 to May 31, 2012, and Vice President (PPIC & Outsourced Manufacturing) from April 2007 to April 2011.

Address: c/o Sun Pharmaceutical Industries Limited, SPARC, Tandalja, Vadodara – 390 020, Gujarat, India

Dr. Deepak Haldankar (Vice President (Corporate Quality))
Dr. Haldankar has been Vice President (Corporate Quality) at Sun Pharma since February 2012.  Prior to that, from December 2009 to December 2011, he was Corporate Head (Quality) at Cipla Ltd., Mumbai Central, Mumbai – 400 008, India.  From April 2007 to November 2009, he was Sr. Vice President (Corporate Quality) at Mylan Laboratories Limited (formerly Matrix Laboratories), Plot No 564/A/22, Road No 92, Jubilee Hills, Hyderabad – 500 034, India.

Address: c/o Sun Pharmaceutical Industries Limited, SPARC, Tandalja, Vadodara – 390 020, Gujarat, India

Directors and Executive Officers of Alkaloida

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Alkaloida.

Unless otherwise indicated, each such person is a citizen of Hungary.  The address of each person is listed below and the telephone number of each such person is +3648521004.

Neither Alkaloida nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Harin Mehta (Director, Sun Pharma Global Inc.) (India)
Managing Director of Sun Pharma Global Inc., International Trust Building, P.O. Box No. 659, Road Town, Tortola, British Virgin Islands from October 24, 2007 and Senior Vice Present (Operations) of Sun Pharma Global Inc. since December 1, 2008.

Senior Vice President (Operations) of Sun Pharma from October 2005 to September 2007.

Vice President of Sun Pharma from April 1992 to September 2005.

Address: Flat no. 3,1, Elmunkas Street, Tiszavasvári, Hungary – 4440

Jayesh M. Shah (Director (Commercial), Caraco Pharmaceutical Laboratories, Ltd.; Director, President, Treasurer and Secretary, Sun Laboratories, Inc.) (United States)
Member of Alkaloida Board of Directors from September 9, 2005 to present.

Director (Commercial) of Caraco Pharmaceutical Laboratories, Ltd., from December 1, 2003 to present.

Address: c/o Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, MI 48202, USA

Katalin Szilágyi (Director (Quality Assurance & Quality Control))
Director of Quality Assurance & Quality Control of Alkaloida from prior to June 2003 to present. Ms. Szilágyi has been with Alkaloida for more than 20 years.

Address: 4440 Tiszavasvári, Kelp Ilona u. 3., Hungary

Sudhir V. Valia (Professional Company Directorships) (India)	See above.

Executive Officers Who Are Not Directors

Gyula Sotkó (Purchasing & Logistics Manager)
Purchasing & Logistics Manager of Alkaloida from May 1, 2003 to present; has been with Alkaloida for more than 20 years.

Address: c/o Alkaloida Chemical Company Exclusive Group Ltd., Kabay János u. 29, H-4440 Tiszavasvári, Hungary

Dr. József Simon (Chief Legal Advisor)
Chief Legal Advisor of Alkaloida from December 1, 2002 to present; has been with Alkaloida for more than 20 years.

Address: c/o Alkaloida Chemical Company Exclusive Group Ltd., Kabay János u. 29, H-4440 Tiszavasvári, Hungary

Zoltán Nagy (Human Resources Manager)
Human Resources Manager of Alkaloida from May 1, 2003 to present; has been with Alkaloida for more than 20 years.

Address: c/o Alkaloida Chemical Company Exclusive Group Ltd., Kabay János u. 29, H-4440 Tiszavasvári, Hungary

Tibor Horváth (Poppy System Manager)	Poppy System Manager of Alkaloida from January 1, 2005 to present; has been with Alkaloida for more than 20 years. Address: 4026 Debrecen, Hatvan u. 1/C.III/3, Hungary

Zoltán László (Technical Supply Manager)
Technical Supply Manager of Alkaloida from May 1, 2003 to present; has been with Alkaloida for more than 20 years.

Address: c/o Alkaloida Chemical Company Exclusive Group Ltd., Kabay János u. 29, H-4440 Tiszavasvári, Hungary

Ferenc Vicsai (Controlling Manager)
Controlling Manager of Alkaloida from March 16, 2002 to present; has been with Alkaloida for more than 20 years.

Address: c/o Alkaloida Chemical Company Exclusive Group Ltd., Kabay János u. 29, H-4440 Tiszavasvári, Hungary

Tamás Udvari (Finance Manager)	Has been with Alkaloida for more than 20 years. Address: 1092 Budapest, Ráday u. 16. I/22, Hungary.

Director of Merger Sub

The following table sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the director of Merger Sub.

The address of such person is listed below and the telephone number of such person is +3648521004.

Neither Merger Sub nor the listed person, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Director
Sudhir V. Valia (Professional Company Directorships) (India)	See above.

CERTAIN PURCHASES AND SALES OF TARO SHARES

The following table sets forth information regarding purchases of shares by Sun Pharma and its subsidiaries during each fiscal quarter since September 14, 2010 in which any purchases occurred, showing the number of shares purchased, the range of prices paid for those shares, and the average price paid per quarter for those shares:

	Number of Shares Purchased		Range of Prices	Average Price Paid
Quarter ended September 30, 2010
Alkaloida	3,787,500	(1)	$6.00	$6.00
Alkaloida	29,382	(2)	$7.75	$7.75
Sun Pharma	4,739,739	(3)	$7.75	$7.75
Quarter ended December 31, 2010
Alkaloida	2,600	(7)	$—	$—
Alkaloida	5,159,765	(4)	$16.00	$16.00
Quarter ended March 31, 2011
Alkaloida	712,500	(5)	$6.00	$6.00
Alkaloida	712,500	(6)	$6.00	$6.00

(1) 3,787,500 ordinary shares at $6.00 per ordinary share, including (i) 3,712,500 ordinary shares issued to Alkaloida on September 24, 2010 and (ii) 75,000 ordinary shares issued to Alkaloida on September 27, 2010, which Alkaloida acquired pursuant to a warrant issued to Sun Pharma by Taro on August 2, 2007 (“Warrant No. 2”). The aggregate consideration paid was approximately $22,725,000.

(2) 29,382 ordinary shares at $7.75 per ordinary share, which Alkaloida directly acquired on September 14, 2010 upon the closing of the initial offering period of a tender offer to purchase all of the outstanding ordinary shares, pursuant to the Tender Offer Statement on Schedule TO, filed with the SEC on June 30, 2008, as amended. The aggregate consideration paid was $227,710.50.

(3) 4,739,739 ordinary shares at $7.75 per ordinary share, indirectly acquired by Sun Pharma pursuant to the letter agreement, dated as of September 20, 2010, among Sun Pharma, Alkaloida, Sun Pharmaceutical Industries Inc. (“Sun Michigan”), The Taro Development Corporation (“TDC”), Dr. Barrie Levitt, Ms. Tal Levitt, Dr. Jacob Levitt and Dr. Daniel Moros (such individuals, together with TDC, the “Grantors”) (the “Letter Agreement”).  Pursuant to the Letter Agreement, (a) Alkaloida directly acquired for $18,646,011.75 (i) 2,405,925 ordinary shares from the Grantors, consummating an option granted by the Grantors to Alkaloida under an option agreement, dated May 18, 2007, among the Grantors and Sun Pharma (and subsequently assigned to Alkaloida) (the “Option Agreement”) and (ii) additional 12 ordinary shares from the Grantors, and (b) upon the merger of a subsidiary of Sun Michigan with and into TDC on October 1, 2010, Sun Michigan indirectly acquired 2,333,802 ordinary shares, consummating an option granted by TDC to Alkaloida (and subsequently assigned to Sun Michigan) under the Option Agreement.

(4) 5,159,765 ordinary shares at $16.00 per ordinary share, acquired by Alkaloida on November 1, 2010 from Franklin Advisors, Inc. and Templeton Asset Management Ltd. for $82,556,240.

(5) 712,500 ordinary shares at $6.00 per ordinary share, acquired by Alkaloida on January 18, 2011 pursuant to the share purchase agreement, dated May 18, 2007, between Alkaloida and Taro. The aggregate consideration paid was approximately $4,275,000.

(6) 712,500 ordinary shares at $6.00 per ordinary share, acquired by Alkaloida on January 18, 2011 pursuant to Warrant No. 2. The aggregate consideration paid was approximately $4,275,000.

(7) 2,600 founders’ shares, acquired by Alkaloida, in connection with the consummation of the transactions contemplated by the Option Agreement. No consideration was paid.

TRANSACTIONS BETWEEN SUN PHARMA AND TARO

Sun Pharma and its affiliates provide Taro and its subsidiaries with certain services, including administrative services primarily related to Taro’s European and Hungarian operations and technical and scientific services, including those related to clinical studies, from the Clinical Research Organization (CRO) division of Sun Pharma as well as supplying certain raw materials.  For Taro’s current fiscal year beginning April 1, 2012 and the fiscal periods ended March 31, 2012, December 31, 2011 and December 31, 2010, the aggregate amounts paid by Taro and its subsidiaries to Sun Pharma and its affiliates for those services and raw materials has been less than 1% of Taro’s gross consolidated revenue for the past portion of the current fiscal year and each of the fiscal periods when such services or transactions occurred.  Over all the periods described above, Taro and its subsidiaries sold, in the aggregate, an immaterial amount of equipment to Sun Pharma and its affiliates, which primarily consisted of equipment no longer in use by Taro and its subsidiaries.  Also, during all such periods, Taro paid, in the aggregate, director and consulting fees of approximately $1.2 million and $750,000 to Mr. Dilip Shanghvi and Mr. Sudhir Valia, respectively.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy this proxy statement and any other documents we have filed at the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on this public reference room.  As a foreign private issuer, all documents which were filed after November 4, 2002, on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov.

The information provided on Taro’s website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning Taro, without charge, by written or telephonic request directed to Taro Pharmaceutical Industries Ltd., c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532, Attn: William J. Coote, telephone +1 914 345 9001.  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction governed by the SEC, Sun, Alkaloida, Merger Sub, and Taro have filed with the SEC a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with respect to the proposed merger.  The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The documents set forth below, as well as reports filed by Taro with the SEC after the date of this proxy statement, contain important information about Taro and its financial condition:

Annual Report on Form 20-F for the fiscal year ended December 31, 2011;

Transition Report on Form 20-F for the period from January 1, 2012 to March 31, 2012; and

All Reports on Form 6-K since August 13, 2012.

Our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, our Transition Report on Form 20-F for the period from January 1, 2012 to March 31, 2012, and our Current Report on Form 6-K dated August 7, 2012 together contain a detailed description of our business, results of operations and financial condition and includes our financial statements and schedules.  You should rely only on the information contained in this proxy statement or the information furnished to you in connection with this proxy statement to vote on the merger.  We have not authorized anyone to provide you with information that is different from what is contained in this document.  This proxy statement is dated October    , 2012.  You should not assume that the information contained in this document is accurate as of any date other than October     , 2012, and neither the mailing of this document to shareholders nor the payment of the cash consideration in the merger should create any implication to the contrary.

APPENDIX B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

August 12th, 2012

The Special Committee of the Board of Directors
Taro Pharmaceutical Industries Ltd.
Europark, Italy Building
Yakum, Israel

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the ordinary shares of Taro Pharmaceutical Industries Ltd. (“Taro”) of the Merger Consideration (defined below) to be received by such holders (other than Sun Pharmaceutical Industries Ltd. (“Sun Pharma”) and its affiliates) pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 12th, 2012 (the “Merger Agreement”), among Taro, Sun Pharma, Alkaloida Chemical Company Exclusive Group Ltd. and Aditya Acquisition Company Ltd. (“Merger Sub”).  As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Taro (the “Merger”) and (ii) each outstanding ordinary share, par value NIS 0.0001 per share, of Taro (“Taro Ordinary Shares”), other than Taro Ordinary Shares owned by Sun Pharma and its affiliates, will be converted into the right to receive $39.50 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Taro concerning the business, operations and prospects of Taro.  We examined certain publicly available business and financial information relating to Taro as well as certain financial forecasts and other information and data relating to Taro which were provided to or discussed with us by the management of Taro.  We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things:  current and historical market prices and trading volumes of Taro Ordinary Shares; the historical and projected earnings and other operating data of Taro; and the capitalization and financial condition of Taro.  We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Taro.  In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.  The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Taro that they are not aware of any relevant information that has been omitted or that remains undisclosed to us.  With respect to financial forecasts and other information and data relating to Taro provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Taro that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Taro as to the future financial performance of Taro.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Taro or the Merger.  We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Taro nor have we made any physical inspection of the properties or assets of Taro.  We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Taro, nor were we requested to consider, and our opinion does not address, the underlying business decision of Taro to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Taro or the effect of any other transaction in which Taro might engage.  We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration.  Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Taro in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger.  We also will receive a fee in connection with the delivery of this opinion.  We and our affiliates in the past have provided, and currently provide, services to Taro and Sun Pharma unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation.  In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Taro and Sun Pharma for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Taro, Sun Pharma and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of Taro in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Taro Ordinary Shares (other than Sun Pharma and its affiliates).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

APPENDIX C

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your Ordinary Shares of Taro Pharmaceutical Industries Ltd. for the upcoming Extraordinary General Meeting of Shareholders and the class meeting of the holders of ordinary shares.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone — Please call toll-free in the U.S. or Canada at                         , on a touch-tone telephone.  If outside the U.S. or Canada, call                    .  Please follow the simple instructions.  You will be required to provide the unique control number printed below.

OR

2. Vote by Internet — Please access                              , and follow the simple instructions.  Please note you must type an “s” after http.  You will be required to provide the unique control number printed below.  You may vote by telephone or Internet 24 hours a day, 7 days a week.  Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3. Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Taro Pharmaceutical Industries Ltd., c/o                                                                              .

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

To approve and adopt the Agreement of Merger, dated August 12, 2012, by and among Taro Pharmaceutical Industries Ltd. (the “Company”), Sun Pharmaceutical Industries Ltd. (“Sun Pharma”), Alkaloida Chemical Company Exclusive Group Ltd., a Hungarian corporation (“Alkaloida”) and a subsidiary of Sun Pharma, and Aditya Acquisition Company Ltd., an Israeli company (“Merger Sub”) established for the purposes of the merger and a wholly owned subsidiary of Alkaloida (the “Merger Agreement”), the merger of Merger Sub with and into Taro pursuant to the Merger Agreement (the “Merger”) and the other transactions contemplated by the Merger Agreement.
FOR ☐	AGAINST ☐	ABSTAIN ☐

Unless otherwise indicated below, by submitting this proxy card, I certify that I do not have a “Personal Interest” in the resolution above.  For the purposes of this Proxy Card, “Personal Interest” is defined as: (1) a shareholder’s personal interest in the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including (a) the personal interest of his or her Relative; and (b) a personal interest of a corporate body in which a shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in the Company.  For purposes of this Proxy Card, a “Relative” of a person means such person’s spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing.

I have a personal interest:	☐
Explanation

Date:		, 2012

Signature of Shareholder

Signature of Shareholder

NOTE: Please sign exactly as the name or names appear on this proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

For the Extraordinary General Meeting of Shareholders and the class meeting of the holders of the Company’s Ordinary Shares

TARO PHARMACEUTICAL INDUSTRIES LTD.

OCTOBER     , 2012

Please see reverse side for instructions on three easy ways to vote.
Please act promptly—in order for your shares to be represented by proxy at the Meetings, your validly executed proxy must be
received by November        , 2012, at 10:00 a.m. Israel time.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

TARO PHARMACEUTICAL INDUSTRIES LTD.

Extraordinary General Meeting of Shareholders and the class meeting of the holders of the Company’s Ordinary Shares

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned shareholder of Taro Pharmaceutical Industries Ltd. (the “Company”) hereby appoints each of Ram Zajicek, Sharon Adler and Avi Avramoff, each with full power of substitution, the true and lawful attorney, agent and proxy of the undersigned, to vote, as designated on the reverse side, all of the Ordinary Shares of the Company which the undersigned is entitled in any capacity to vote at the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) of the Company and the class meeting of the holders of the Company’s Ordinary Shares (the “Ordinary Class Meeting” and together with the Extraordinary General Meeting, the “Meetings”) to be held on November        , 2012, at 10:00 a.m., Israel time and on November         , 2012, at 11:00 a.m., Israel time or immediately after the conclusion of the Extraordinary General Meeting, whichever is later, respectively, at the offices of Taro, Euro Park, Italy House, Yakum, Israel, and all adjournments and postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders and Class Meeting of the Holders of Ordinary Shares and Class Meeting of the Holders of Founders’ Shares and the Proxy Statement accompanying such Notice, revokes any proxy or proxies heretofore given to vote upon or act with respect to the undersigned’s shares and hereby ratifies and confirms all that the proxies or their substitutes may lawfully do by virtue hereof.

This proxy when properly executed and received no later than November        , 2012, at 10:00 a.m. Israel time, will be voted in accordance with the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR the Proposal.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)